As filed with the Securities and Exchange Commission on December 28, 2001
            An Exhibit List can be found on page II-6.
            Registration No. 333-48336

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE
AMENDMENT NO. 1
To
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOBILE PET SYSTEMS, INC.
(Name of small business issuer in its charter)

Delaware	5047	11-2787966
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2150 West Washington St., Suite 110
San Diego, California 92110
(619) 226-6738
(Address and telephone number of principal executive offices and principal place of business)

Copies to:
PAUL J. CROWE	G. Kirk Ellis, Esq.
President	Seltzer | Caplan | McMahon | Vitek
Mobile Pet Systems, Inc.	2100 Symphony Tower
2150 West Washington St., Suite 110	750 B Street
San Diego, California 92110	San Diego, California 92101
(619) 226-6738	(619) 685-3003
(Name, address and telephone number of agent for service)	Fax: (619) 685-3100

          Approximate date of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

(See calculation table on next page)

          THE REGISTRANT HEREBY AMENDS THIS POST EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

(Continued from previous page)
	Calculation of Registration Fee
Title of Each Class of Securities To be registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, $.0001 par value(2)	35,000	$2.25	$ 78,750
Shares of Common Stock, $.0001 par value(3)	4,120,000	$5.00	20,600,000
Shares of Common Stock, $.0001 par value(4)	2,114,500	$3.00	6,343,500
Shares of Common Stock, $.0001 par value(5)	12,000,000	$2.25	27,000,000

Total	18,269,500		$ 54,022,250	$14,261.87(7)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on October 16, 2000, which was $2.25 per share. As of December 26, 2001, the average of the high and low price reported on the Over-the-Counter Bulletin Board was $0.72.

(2)	As of December 26, 2001, all of these common shares have been sold under previous versions of this registration statement.
(3)
Represents 4,000,000 shares of common stock issued or issuable upon the conversion of 60 shares of Series A Convertible Preferred Stock at a maximum price of $5.00 per share and 120,000 shares of common stock issuable upon the exercise of outstanding warrants to be issued under the Series A Securities Purchase Agreement at an exercise price of $5.00 per share. As of December 26, 2001, 28 1/2 Series A Preferred Shares had been converted into 2,086,515 common shares, leaving 1,913,485 common shares issuable upon conversion of Series A Preferred Stock remaining under this registration statement.

(4)
Represents 2,000,000 shares of common stock issued or issuable upon the conversion of 30 shares of Series B Convertible Preferred Stock at a maximum price of $3.00 per share; 50,000 shares of common stock issuable upon the exercise of outstanding warrants issued under the Series B Securities Purchase Agreement at an exercise price of $3.00 per share and 50,000 (estimated) shares of common stock issuable upon the exercise of warrants issued under the Series B Securities Purchase Agreement at an estimated exercise price of $3.00 (estimated) per share. The second warrant actually issued after the original filing of this registration statement was for 29,851 shares at a price of $2.5125 per common share. As of December 26, 2001, no Series B Preferred Shares had been converted into common shares.

(5)
Represents shares of common stock which have been or may be issued under the Series A Securities Purchase Agreement. As of December 26, 2001 3,950,565 common shares have been issued under the Series A Securities Purchase Agreement.

(6)	Pursuant to Rules 416 and 457 under the Securities Act of 1933, additional shares as may be issued to prevent dilution resulting from stock splits or similar events.
(7)
A portion of the total filing fee in the amount of $7,240.33 was previously paid with our original filing on October 20, 2000, the remainder was paid with Amendment No. 1 to this filing on November 8, 2000.

T

MOBILE PET SYSTEMS, INC.
18,269,500 SHARES

COMMON STOCK

          We are registering the following shares for resale by the selling shareholders listed on page 11:

—	35,000 shares of common stock held by an unaffiliated third party;

—	4,000,000 shares of common stock issued or issuable upon conversion of Series A Preferred Stock by an unaffiliated third party;

—	2,000,000 shares of common stock issued or issuable upon conversion of Series B Preferred Stock by an unaffiliated third party;

—	234,500 shares of common stock issued or issuable upon exercise of warrants held by an unaffiliated third party; and

—	12,000,000 shares of common stock which have been or may be issued to an unaffiliated third party under the Securities Purchase Agreement dated March 3, 2000.

          We will receive no proceeds from the sale of the stock by the selling security holders or the issuance of shares of common stock upon the conversion of the preferred stock. However, we may receive proceeds from the sale of up to $10,000,000 of additional shares of common stock to York under the Series A Securities Purchase Agreement and $500,000 from the proceeds of the second tranche to occur under the Series B Securities Purchase Agreement. If exercised, we will also receive proceeds from the sale of shares issuable upon the exercise of warrants by York.

          We will pay the expenses of registering these shares.

          As permitted by SEC Rule 416, this registration statement will also cover additional shares to prevent dilutions resulting from stock splits or similar events.

          Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “MBPT.”

          The high bid and low asked prices of the common stock in the over-the-counter market on December 26, 2001, as reported by the OTCBB, were $0.74 and $0.70, respectively.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
SEE “RISK FACTORS” BEGINNING ON PAGE 4.

          THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December             , 2001.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	4
USE OF PROCEEDS	11
SELLING SECURITY HOLDERS	11
PLAN OF DISTRIBUTION	14
LEGAL PROCEEDINGS	16
DIRECTORS AND EXECUTIVE OFFICERS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
DESCRIPTION OF SECURITIES	20
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21
DESCRIPTION OF BUSINESS	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION	31
DESCRIPTION OF PROPERTY	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	37
EXECUTIVE COMPENSATION	38
INDEX TO FINANCIAL STATEMENTS	43

PROSPECTUS SUMMARY

          THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE “RISK FACTORS” SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THESE FORWARD-LOOKING STATEMENTS.

The Company

          Mobile PET Systems, Inc. is a medical service provider operating Positron Emission Tomography (“PET”) imaging systems in selected marketplaces in the United States and Europe. PET imaging systems produce images of the body that represent the metabolic characteristics of tissues rather than anatomical structure, providing for the earliest detection of many abnormalities that are undetected with conventional x-ray, diagnostic ultrasound, Computerized Axial Tomography (“CT”) or Magnetic Resonance Imaging (“MRI”) imaging systems. PET effectively detects many cancers, cardiac and neurological disorders at their earliest stages which influences patients’ treatment options and eliminates or reduces redundant testing, hospitalization or non-beneficial treatment procedures.

          We provide the PET imaging system housed in a mobile coach or trailer or in a stationary facility. We also provide the technical personnel who operate the equipment and implement the PET procedure under the direction of hospital physicians. Our contracted services provide hospitals access to this advanced diagnostic imaging technology and the related patient benefits even if the hospital does not have high patient volumes to support a dedicated PET system. With certain hospitals or medical groups, we develop and operate stationary PET facilities.

          We believe many hospitals and other healthcare providers will seek PET imaging services to remain competitive in the healthcare marketplace. Regulatory and licensing requirements in many states may also limit general access to PET imaging services. In addition, many healthcare providers lack sufficient patient volumes or financial resources to justify the purchase of a dedicated in-house PET system. Many healthcare providers, regardless of whether their patient flow levels and financial resources justify the purchase of a PET system, may prefer to contract with us to (i) obtain the use of a PET system without significant capital investment or financial risk; (ii) retain the ability to switch system types and avoid technological risk; (iii) eliminate or reduce the need to recruit, train and manage qualified technologists; or (iv) provide expanded imaging services when patient demand exceeds their in-house capability.

          We provide convenient cost-effective PET imaging services for hospitals, medical centers and other healthcare providers. We offer a complete, comprehensive approach to our clients which includes informational seminars, training programs, licensure assistance, electronic data transmission and archiving of all PET exams through our Internet site and software package, planning assistance and support to facilitate mobile PET coach/trailer use at each of our clients’ locations, marketing assistance and convenient access to radiotracers at negotiated discount rates.

The Offering

Common Stock Offered for Resale:	18,269,500 shares(1)
Use of Proceeds:	Working capital and general corporate purposes(2)
Over-the-Counter Bulletin Board Symbol:	MBPT

(1)	Additional shares may be sold in compliance with SEC Rule 416.
(2)
We will receive no proceeds from the sale of the stock by the selling security holders or the issuance of shares of common stock upon the conversion of the preferred stock. However, we may receive proceeds from the sale of up to $10,000,000 of additional shares of common stock to York under the Series A Securities Purchase Agreement (of which $1,820,000 has already been received as of December 26, 2001). If exercised, we will also receive proceeds from the sale of shares issuable upon the exercise of warrants by York.

RISK FACTORS

          THIS INVESTMENT HAS A HIGH DEGREE OF RISK. BEFORE YOU INVEST YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED AND THE VALUE OF OUR STOCK COULD GO DOWN. THIS MEANS YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

We have lost money since inception, expect future losses and may never become profitable.

          Since inception, we have incurred significant losses. We expect to continue to incur net losses until sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

          Our substantial indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

          We are a highly leveraged company and our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations to our creditors;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and acquisitions and for other general corporate purposes;

•	increase our vulnerability to economic downturns and competitive pressures in our industry;

•	increase our vulnerability to interest rate fluctuations because much of our debt is at variable interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We may be unable to generate or borrow sufficient cash to make payments on our indebtedness or to refinance our indebtedness on acceptable terms.

          Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other cash needs. We may not be able to timely service all of our indebtedness.

Our services may not be accepted by the medical community or by patients, which may prevent us from ever becoming profitable.

          The acceptance of PET technology may be adversely affected by its high cost, concerns by patients and physicians relating to its safety and efficacy, and the substantial market acceptance of other diagnostic tools such as MRIs and CT scans. We have a limited sales force and may need to hire additional technologists and sales and marketing personnel to increase the general acceptance of PET services. Of all the factors affecting our profitability, the failure of PET services to achieve broad market acceptance may likely have the greatest negative impact on our business, financial condition and results of operations and our profitability.

If we do not become profitable, we may not be able to continue our operations.

          Our future revenues and profitability depend in part on our ability to demonstrate to hospitals the potential cost and performance advantages of the PET system over traditional diagnostic imaging systems. To date, commercial sales of PET services have been limited. We do not know if PET services or mobile PET service can be successfully commercialized on a broad basis. Our ability to achieve profitability in the future will depend in part on our ability to successfully market and sell PET services on a wide scale.

The issuance of shares under outstanding convertible preferred stock may depress our stock.

          Our Series A and B Convertible Preferred Stock (the “Series A and B Stock”) is convertible into shares of our common stock at floating rates based upon formulas tied to the market price of our common stock. As such, the lower our stock price is at the time the shares of Series A and B Stock convert, the more shares of our common stock will have to be issued as a result of the conversion. For example, if the market price of our common stock were to fall by 50% from present levels, the holders of Series A and B Stock would be entitled to convert such stock for twice as many shares of our common stock as they would at today’s level. The conversion of such stock when our common stock price is low may greatly increase the number of outstanding shares of our common stock, which may cause our stock price to fall further. That, in turn, would allow the holders of the Series A and B Stock to convert their remaining shares into even greater amounts of our common stock. The sale of such shares could yet further depress our stock price. In addition, downward price pressure caused by the sale of shares of our common stock issued on the conversion of the Series A and B Stock could encourage short sales by the holders of the Series A and B Stock and others, placing yet more downward pressure on the price of our common stock.

We will need to obtain additional financing in the near future.

          Our capital requirements associated with our expanding operations have been and will continue to be substantial. We will require additional financing to execute our business plan. No assurance can be given that we will be able to obtain additional financing when needed, or that, if available, such financing will be on terms acceptable to us. In any such financing, the interests of our existing security holders could be substantially diluted. If adequate funds were either not available or not available on acceptable terms, our business, revenues, financial condition and results of operations would suffer. If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of our stockholders will be reduced. Moreover, these securities may have powers, preferences and rights that are senior to those of the rights of our common stock.

We depend on a small number of suppliers, the loss of which could adversely affect our business.

          We purchase our PET systems from a limited group of qualified suppliers: CTI of Knoxville Tenn., Siemens Medical Systems, Inc. of Iselin N.J. and GE Medical Systems, Milwaukee, Wisc. While we believe that alternative suppliers could be found for the PET system, there can be no assurance that any supplier could be replaced in a timely manner. Any interruption in the supply and/or delivery of the PET system could materially harm our ability to expand our revenues and, thereby adversely affect our financial condition and results from operations.

We may be unable to provide adequate support to our customers, and this may adversely affect our relationship with them.

          We have limited experience with widespread deployment of our products and services to a diverse customer base, and there can be no assurance that we will have adequate personnel to provide the level of support that our customers may require during initial product deployment or on an ongoing basis. An inability to provide sufficient support to our customers could have an adverse affect on our reputation and relationship with our customers, prevents us from gaining new customers, and adversely affects our business, financial condition or results of operations.

Our foreign sales are subject to risks, which could negatively affect our sales and business.

          An increasing portion of our sales may be made in foreign markets. The primary risks to which we are exposed due to our foreign sales are the difficulty and expense of maintaining foreign sales distribution channels, political and economic instability in foreign markets and governmental quotas and other regulations. There is also a risk due to the effect of exchange rate changes on the foreign currency we receive.

          The regulation of medical devices worldwide also continues to develop, and it is possible that new laws or regulations could be enacted, which would have an adverse effect on our business. In addition, we may experience additional difficulties in providing prompt and cost effective service of PET scans in foreign countries. We do not carry insurance against these risks. The occurrence of any one or more of these events may individually or in the aggregate have an adverse effect upon our business, financial condition and results of operations.

The PET system may become technologically obsolete and our business could be harmed.

          The markets in which our PET services compete are subject to rapid technological change as well as the potential development of alternative diagnostic imaging techniques or products. These changes could render the PET system technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, PET systems. Should such change occur, there could be no assurance that we will be able to acquire the new or improved systems, which may be required to service our customers.

If we are unable to obtain additional funding our business operations will be harmed.

          We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the current fiscal year. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of PET services.

If our client contracts are not renewed or are terminated early, our business and financial results would be harmed.

          Upon expiration of our clients’ contracts, we are subject to the risk that clients will cease using our PET systems and purchase or lease their own PET systems, use our competitors’ PET systems or rely on alternate imaging technologies. None of our client contracts expire in 2001, approximately seven percent in 2002, twenty-two percent in 2003, seventeen percent in 2004, twenty percent in 2005 and thirty-four percent in 2006. Moreover, one-third of our client contracts permit the client, upon typically 180 days notice, to terminate the contract “without cause,” and two-thirds of our client contracts permit the client, upon typically 180 days notice, to terminate the contract if the client obtains a fixed site for a PET system. In addition, a portion of our contracts does not have minimum usage requirements.

Complying with federal and state regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

          We are, directly or indirectly through our clients, subject to extensive regulation by both the federal government and the states in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include the following:

•
the federal Medicare and Medicaid Anti-Kickback Law, which prohibits persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit false or fraudulent claims for payment to the government;

•	the federal Health Insurance Portability and Accountability Act of 1996, which prohibits executing a scheme to defraud any healthcare benefit program, including private payers;

•
the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•
the federal physician self-referral prohibition commonly known as the Stark Law which, in the absence of a statutory or regulatory exception, prohibits the referral of Medicare patients by a physician to an entity for the provision of certain designated health services, including MRI and other imaging services, if the physician or a member of the physician’s immediate family has an ownership interest in, or a compensation arrangement with, the entity;

•	state law equivalents of the foregoing;

•	state laws that prohibit the practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians; and

•	federal and state laws governing the diagnostic imaging equipment we use in our business concerning patient safety, equipment operating specifications and radiation exposure levels.

          If our operations are found to be in violation of any of the laws described in this risk factor or the other governmental regulations to which our clients or we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The loss of any of our key managers could adversely affect our business, including our ability to develop and market our products.

          We depend to a considerable degree on a limited number of key personnel. The loss of the services of key members of our management could harm our business. Our success will also depend, among other factors, on the successful recruitment and retention of qualified sales persons, technologists and other personnel. It is impossible to predict the availability of qualified sales persons and technologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems. We may not be able to hire and retain a sufficient number of technologists, and we may be required to pay bonuses and higher salaries to our technologists, which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire qualified sales persons and skilled technologists at economically reasonable compensation levels could adversely affect our ability to operate and grow our business.

If we fail to compete successfully, our revenues and operating results will be adversely affected.

          Many of our competitors have substantially greater financial, marketing and manufacturing resources and experience than us. Furthermore, we expect that other companies will enter the mobile and stationary PET market, particularly as PET systems gain increasing market acceptance. Our competitors may be able to develop technologies, procedures or products that are more effective or economical than ours, or that would render the PET system obsolete or noncompetitive. Some of our customers may be capable of providing the same services to their patients directly by purchasing or leasing their own imaging systems. In addition, the hospital industry has been experiencing a trend towards consolidation, which trend will reduce our potential customer base and increase competition for available customers.

A successful liability claim asserted against us due to a defect in the PET system in excess of our insurance coverage would harm our business.

          The provision of mobile PET shared services involves the inherent risk of professional and product liability claims against us. We currently maintain commercial general liability insurance coverage in the amount of $2 million per incident and medical professional liability insurance in the amount of $2 million per incident, but this insurance is expensive, subject to various coverage exclusions and may not be obtainable in the future on terms acceptable to us. We do not know whether claims against us arising from our use of the PET system will be successfully defended or that our insurance will be sufficient to cover liabilities arising from these claims. A successful claim against us in excess of our insurance coverage could materially harm our business.

Our PET service requires the use of radioactive materials, which could subject us to regulation, related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws.

          Our PET service involves the controlled storage, use and disposal of material containing radioactive isotopes. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using these materials presents the risk of accidental environmental contamination and physical injury.

          We are subject to federal, state and local regulations governing the use, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management’s attention in order to comply with current or future environmental, health and safety laws and regulations.

There is uncertainty relating to third party reimbursement, which is critical to market acceptance of our services.

          PET services are generally purchased by hospitals, which then bill various third-party payers, such as government programs, and private insurance plans, for the procedures conducted using the PET system. Third-party payers carefully review, and are increasingly challenging, the prices charged for medical products and services, and scrutinizing whether to cover new products and evaluating the level of reimbursement for covered products. While we believe that the hospitals using the PET system have generally been reimbursed, payers may deny coverage and reimbursement for the PET system if they determine that the device was not reasonable and necessary for the purpose for which it was used, was investigational or not cost-effective. As a result, we cannot assure that reimbursement from third-party payers for use of the PET system will be available or, if available, that reimbursement will not be limited. If third-party reimbursement of these procedures is not available, it will be more difficult for us to offer our services on a profitable basis.

          Moreover initiatives are periodically proposed which, if implemented, would have the effect of substantially decreasing reimbursement rates for diagnostic imaging services. We cannot guarantee that these or similar initiatives will not be adopted in the future. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which these healthcare providers can obtain reimbursement or the amounts reimbursed to our clients for services provided by us. Because unfavorable reimbursement policies have constricted, and may continue to constrict, the profit margins of the hospitals and clinics we bill directly, we have lowered, and may continue to need to lower, our fees to retain existing clients and attract new ones. These reductions could have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure.

The impact of recently promulgated federal regulations could have a negative impact on the attractiveness of our services to some of our clients.

          Recently promulgated federal regulations affect the ability of a Medicare provider such as a hospital to include a service or facility as provider-based for purposes of Medicare reimbursement. Historically, provider-based status has allowed a provider to obtain more favorable Medicare reimbursement for services like the ones we provide. While the Medicare, Medicaid and SCHIP Benefits and Improvement Act of 2000 offers some relief for facilities recognized as provider-based on October 1, 2000, under these new regulations, some of our clients may have difficulty qualifying our services for provider-based status. If a client cannot obtain provider-based status for our services, then the provider might decide not to contract or to continue to contract with us or might acquire a fixed base PET system.

The application or repeal of state certificate of need regulations could harm our business and financial results.

          Some states require a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items, including diagnostic imaging systems, or provision of diagnostic imaging services by us or our clients. While currently only one of the seventeen states in which we operate requires a certificate of need, more states are adopting similar licensing requirements. In many cases, a limited number of these certificates are available in a given state. If we are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions. Conversely, states in which we have obtained or will obtain a certificate of need may repeal existing certificate of need regulations or liberalize exemptions from the regulations. The repeal of certificate of need regulations in states in which we have obtained a certificate of need or a certificate of need exemption would lower barriers to entry for competition in those states and could adversely affect our business.

If we fail to comply with various licensing, certification and accreditation standards, we may be subject to loss of licensing, certification or accreditation, which would adversely affect our operations.

          All of the states in which we operate require that the imaging technologists that operate our systems be licensed or certified. In the healthcare industry, various types of organizations are accredited to meet certain Medicare certification requirements, expedite third-party payment, and fulfill state licensure requirements. Some managed care providers prefer to contract with accredited organizations. There can be no assurances that we will be able to obtain accreditation with the applicable organizations. Any lapse in our licenses, certifications or accreditations, or those of our technologists, could increase our costs and adversely affect our operations and financial results.

Our revenues may fluctuate or be unpredictable and this may harm our financial results.

          The amount and timing of revenues that we may derive from our business will fluctuate based on, among other variables:

•	variations in the rate at which clients renew their contracts; and

•	changes in the number of days of service we can offer with respect to a given system due to equipment malfunctions or the seasonal factors discussed below.

          In addition, we experience seasonality in the sale of our services. For example, our sales typically decline from our third fiscal quarter to our fourth fiscal quarter. First and fourth quarter revenues are typically lower than those from the second and third quarters. First quarter revenue is affected primarily by fewer calendar days and inclement weather, the results of which are fewer patient scans during the period. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the period. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results. In addition, we may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period.

Managed care organizations may prevent healthcare providers from using our services, which would cause us to lose current and prospective clients.

          Healthcare providers participating as providers under managed care plans may be required to refer diagnostic imaging tests to specific imaging service providers depending on the plan in which each covered patient is enrolled. These requirements currently inhibit healthcare providers from using our diagnostic imaging services in some cases. The proliferation of managed care may prevent an increasing number of healthcare providers from using our services in the future, which would cause our revenues to decline.

We may be unable to effectively maintain our systems or generate revenue when our systems are not working.

          Timely, effective service is essential to maintaining our reputation and high utilization rates on our systems. Repairs to one of our systems can take up to two weeks and result in a loss of revenue. Our warranties and maintenance contracts do not fully compensate us for loss of revenue when our systems are not working. The principal components of our operating costs include depreciation; salaries paid to technologists and drivers, annual system maintenance costs, insurance and transportation costs. Because the majority of these expenses are fixed, a reduction in the number of scans performed due to out-of-service equipment will result in lower revenues and margins. The equipment manufacturers perform repairs of our equipment for us. We cannot guarantee that these manufacturers will be able to perform repairs or supply needed parts in a timely manner. Thus, if we experience greater than anticipated system malfunctions or if we are unable to promptly obtain the service necessary to keep our systems functioning effectively, our revenues could decline and our ability to provide services would be harmed.

We have a limited operating history.

          Our prospects must be considered in light of the risks, uncertainty, expenses and difficulties frequently encountered by new companies, particularly in new and rapidly evolving markets such as those for the services we provide.

We maintain cash with various banks in excess of federally insured limits.

          The Federal Deposit Insurance Corporation (“FDIC”) insures deposits up to $100,000 in virtually all United States banks and savings associations. In the event an FDIC-insured bank fails and depositors lose their money, the FDIC pays depositors up to $100,000 of the money lost. Although our funds are deposited in accounts with FDIC-insured banks, the amounts of cash in these accounts exceed federally insured limits. In the event of a failure of one of our banks where our funds were lost, we could only recover from the FDIC up to $100,000 of the funds lost. The loss of the excess funds could have a material adverse effect on our business.

USE OF PROCEEDS

          We will receive no proceeds from the sale of common stock issuable upon conversion of Series A Preferred Stock or Series B Preferred Stock. We may sell York, LLC up to $10,000,000 of common stock at our discretion under the Series A Securities Purchase Agreement described below. As of December 26, 2001 we have already sold York 3,950,565 common shares under that agreement, for an aggregate purchase price of $1,820,000.

          Additional amounts of up to $825,001 may be received by the Company if York exercises its warrants to purchase common stock, calculated as follows: (i) $600,000 from warrants issued under the Series A Securities Purchase Agreement; and (ii) $225,001 from warrants issued under the Series B Securities Purchase Agreement. Net proceeds are determined after deducting all expenses of the offering (estimated to be $60,262). None of these warrants have been exercised as of December 26, 2001.

          We intend to use the net proceeds, if any, for working capital and general corporate purposes.

          The amount and timing of working capital expenditures may vary significantly depending upon numerous factors, such as:

—Revenues generated from existing and anticipated service contracts;

—The development of marketing and sales resources;

—Administrative and legal expenses; and

—Other requirements not now known or estimable.

SELLING SECURITY HOLDERS

          The following table sets forth certain information with respect to the selling security holders as of December 3, 2001. The selling security holders are not currently affiliates of us, and have not had a material relationship with us during the past three years, other than as a holder of securities of our and the negotiation of agreements with us. The selling security holders are not and have not been affiliated with a registered broker-dealer.

	Beneficial Ownership of Common Stock		Maximum Number of Shares of Common Stock Offered for Sale		Amount and Percentage of Common Stock After the Sale
Name					Number	%
York, LLC	2,003,741	(1)	9,202,250		0	0
Harbour House, 2nd Floor
Waterfront Drive
P.O. Box 972
Road Town, Tortola
British Virgin Islands
Continental Capital & Equity	0	(2)	35,000	(2)	0	0
195 Wekiva Springs Road, Suite 200
Longwood, Florida 32779

(1)
Under the terms of the Series A and Series B Securities Purchase Agreements, York, LLC and/or its affiliates may not hold more than 4.99% of the outstanding shares of the Company’s common stock at any time. On November 19, 2001, York, LLC filed a Schedule 13G indicating it beneficially owned (i) 798,000 common shares acquired on September pursuant to the terms of the Securities Purchase Agreement dated March 3, 2000, (ii) 635,741 common shares acquired upon conversion of Series A Preferred Stock, and (iii) warrants to acquire 570,000 common shares (or an aggregate of 6.03% of the Company’s outstanding shares).

(2)	As of December 26, 2001, Continental has sold 35,000 common shares under previous versions of this registration statement.

Series A Securities Purchase Agreement

          On March 3, 2000, we completed a private placement of 60 shares of Series A Convertible Preferred Stock and warrants to purchase 120,000 shares of common stock exercisable at $5 per share to York, LLC (“York”), which raised proceeds of $3,000,000. Concurrently with this private placement, we filed a Certificate of Designation to our Certificate of Incorporation setting forth the rights, privileges, preferences and other terms of the Series A Convertible Preferred Stock. York was granted one demand registration right with respect to the common stock underlying the Series A Convertible Preferred Stock and the warrants, and this prospectus and registration statement is being filed pursuant to that registration right.

          Each share of Series A Convertible Preferred Stock may be converted into that number of shares of common stock equal to $50,000 divided by the lesser of (i) $5 or (ii) 75% of the average closing bid price for our common stock on the five days before the conversion date. Shares of Series A Convertible Preferred Stock outstanding on March 1, 2003 will automatically be converted into common stock based on the foregoing formula. The conversion ratio is subject to adjustment in the event of certain reorganizations of our company or based on certain issuances of common stock and options to purchase common stock by our company.

          The Securities Purchase Agreement under the private placement also entitles us to issue and sell additional common shares (the “Tranche Shares”) to York for up to an aggregate of $10,000,000 from time to time during a 36-month period starting after the last day of the month in which this registration statement, of which this prospectus is a part, becomes effective, subject to certain conditions outlined in the Series A Securities Purchase Agreement. These additional purchases of our common stock by York are referred to in the Series A Securities Purchase Agreement as “Additional Tranches.”

          As currently amended, this Securities Purchase Agreement provides that three (3) business days after the original version of this registration statement became effective we had the right to sell common stock to York by providing York with notice (“Tranche Notice”) of our intended sale date to York. The intended sale date provided in the Tranche Notice must be the later of (i) 30 days after any immediately preceding the sale of Tranche Shares or (ii) ten business days after the date of the Tranche Notice. The price per share under each Additional Tranche will be equal to 85% of the average closing bid price as reported by Bloomberg LP for the five consecutive days immediately prior to the sale date. We have the choice to elect to use an alternative pricing period that is the three trading days on which the closing bid price of our common stock is the lowest during the number of trading days before the closing date for the Tranche Shares, determined by dividing the dollar amount of the Tranche Shares by 15% of the average daily dollar trading volume of our common stock for the 20 trading days before the date of the Tranche Notice. We must wait 30 days after the closing date of a tranche for which we use this alternative pricing period before we can give York another Tranche Notice.

          Certain conditions apply to our right to issue a Tranche Notice and York’s obligation to purchase on the sale date provided in any Tranche Notice: (i) the registration statement for the common shares underlying the preferred stock and warrants must remain effective; (ii) the representations, warranties and covenants made by us and York in the Series A Securities Purchase Agreement must remain true; and (iii) there must be no materially adverse changes in our business.

          York’s obligation to purchase will terminate 36 months after the last day of the month in which this registration statement was originally declared effective, if it is not terminated earlier due to the occurrence of certain conditions outlined in the Series A Securities Purchase Agreement. York’s obligation to purchase would have been subject to the early termination provision four months after the date of the agreement, as we were unable to file this registration statement before that time.

          Under the terms of the Series A Securities Purchase Agreement, we may be responsible for reimbursing York for expenses incurred by York due to an action or investigation by the SEC regarding us or the transactions covered by the Series A Securities Purchase Agreement. We must also obtain the prior written consent of York before entering into any subsequent or further offer or sale of common stock or securities convertible into common stock with any third party until 180 days after the effective date of this registration statement.

Series B Securities Purchase Agreement

          On September 21, 2000, we entered into a transaction with York, LLC for the private placement of 30 shares of Series B Convertible Preferred Stock in two tranches, which resulted in gross proceeds to us of $1,500,000. As part of this sale of Series B Convertible Preferred Stock we issued warrants to purchase 50,000 shares of common stock exercisable at $3 per share and additional warrants to purchase 29,851 shares of common stock exercisable at $2.5125 per share. Concurrently with this private placement, we filed a Certificate of Designation to our Certificate of Incorporation setting forth the rights, privileges, preferences and other terms of the Series B Convertible Preferred Stock. York was granted one demand registration right with respect to the common stock underlying the Series B Convertible Preferred Stock and the warrants, and this prospectus and registration statement is being filed pursuant to that registration right.

          Each share of Series B Convertible Preferred Stock may be converted into that number of shares of common stock equal to $50,000 divided by the lesser of (i) $3 or (ii) 75% of the average closing bid price for our common stock on the five days before the conversion date. Shares of Series B Convertible Preferred Stock outstanding on September 30, 2003 will automatically be converted into common stock based on the foregoing formula. The conversion ratio is subject to adjustment in the event of certain reorganizations of the Company or based on certain issuances of common stock and options to purchase common stock by the Company.

          Under the terms of the Series B Securities Purchase Agreement, we may be responsible for reimbursing York for expenses incurred by York due to an action or investigation by the SEC regarding us or the transactions covered by the Series B Securities Purchase Agreement.

Settlement Agreement and Conditional Release

          The Series A Securities Purchase Agreement and the Series B Securities Purchase Agreement were modified by a Settlement Agreement and Conditional Release, entered into as of May 30, 2001 (the “Settlement Agreement”) between us, York, LLC and certain other parties to resolve certain litigation between us, York, the parties to the Settlement Agreement and certain additional parties.

          The Settlement Agreement provided, among other things, that certain late fees and liquidated damages totaling $347,500 arising from alleged delays in performance by us of obligations to York in delivering and registering shares would, together with accrued dividends in the amounts of $191,764 and $82,192, respectively, be added pro rata to the stated value of the Series A and Series B Convertible Preferred shares. We also agreed to issue to York a warrant to purchase 400,000 shares of common stock at $0.70 per share. This warrant and the shares issuable upon its exercise are not being registered in this registration statement.

          We also agreed to modify the minimum price per share for Additional Tranches so that the per share price shall not be less then 65% of the closing bid price on the date of the Tranche Notice. In additional, we agreed the maximum amount of any Tranche Notice would not exceed $200,000.

          We agreed not to issue options to our directors before May 30, 2002. Subject to the condition that we are not in material default of the Settlement Agreement, York agreed to limit its sales activities in our common stock to an amount and type intended to protect against trading volumes and short sales which might otherwise have an inappropriate impact on normal trading activity, and that all sales by York would be conducted through a single securities broker.

Client Services Agreement

          On May 12, 2000, we entered into a six-month Client Services Agreement with Continental Capital & Equity Corporation (“Continental”) to publicize us in the financial community. As part of the agreement, we issued them 35,000 shares of our common stock. We understand all of these shares have been sold. This contract expired according to its terms, and was not renewed, in November 2000. At the conclusion of the agreement period, we paid Continental $50,000 and issued them an option for a total of 100,000 shares expiring on May 12, 2004, 50,000 shares at an exercise price of $6.00 and 50,000 shares at an exercise price of $7.00. We understand none of these options have been exercised. Continental received piggyback registration rights for the 35,000 shares of common stock which are being registered in this registration statement. They will also have piggyback registration rights for the common stock underlying the option.

PLAN OF DISTRIBUTION

          The selling security holders are free to offer and sell their common stock at such times, in such manner and at such prices as they may determine. The types of transactions in which the common stock is sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling security holders do not have underwriters or coordinating brokers acting in connection with the proposed sale of the common stock.

          The selling security holders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commission from the selling security holders. They may also receive compensation from the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          Each selling security holder is, and any broker-dealer that acts in connection with the sale of common stock may be deemed to be, an “underwriter” within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

          When used in this prospectus, “selling security holders” includes donees and pledgees selling shares received from the named selling security holders after the date of this prospectus.

          The common stock may be sold in:

—	a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

—	an exchange or OTC Bulletin Board distribution in accordance with the rules of such exchange or the OTC Bulletin Board;

—	ordinary brokerage transactions and transactions in which the broker solicits purchases; and

—	privately negotiated transactions.

          The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling security holders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders may, from time to time, authorize underwriters acting as their agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling security holders, or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling security holders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

          All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          There is no assurance that the selling security holders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

          Because the selling security holders are “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to prospectus delivery requirements.

          We have informed the selling security holders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market.

          The selling security holders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

          All costs, expenses and fees in connection with the registration of the shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

          The Selling Stockholder is not obligated to sell any or all of the Shares covered by this prospectus.

          In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

Regulation M

          The Company has informed the Selling Stockholder that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to it with respect to any purchase or sale of the Company’s common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of the Company’s common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the common stock or any right to purchase this stock, for a period of one business day before and after completion of its participation in the distribution.

          During any distribution period, Regulation M prohibits the Selling Stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing the Company’s common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Stockholder will be offering and selling the Company’s common stock at the market, Regulation M will prohibit it from effecting any stabilizing transaction in contravention of Regulation M with respect to this stock.

LEGAL PROCEEDINGS

          The Company is currently involved in Twenty-Five Forty LLC v. Mobile PET Systems, Inc., an abandonment of lease case. On February 27, 2001, Twenty-Five-Forty, LLC filed suit against the Company in the Superior Court for the State of California (San Diego) for damages for breach of contract, alleging that the Company abandoned a sub-lease that the Company had entered into with Twenty-Five Forty LLC. The monthly rent under the sub-lease was $2,990, and the space was re-let by the end of May, 2001. The amount at issue is approximately $9,000-$10,000 plus fees and costs.

          The Company filed a cross-complaint against Twenty-Five Forty LLC for intentional and negligent misrepresentation. The cross-complaint alleges, among other things, that Twenty-Five Forty LLC fraudulently induced the Company to enter into the contract and accordingly the lease contract is void. Twenty-Five Forty LLC has not yet answered the cross-complaint.

DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth certain information with respect to our directors and executive officers as of December 3, 2001.

Name	Age	Position
Paul J. Crowe	52	Chairman of the Board, Chief Executive Officer, President, Director
Robert C. Bush	73	Director
Anthony Turnbull	57	Chief Financial Officer, Secretary, Treasurer
Edmund Yochum	50	Vice President—Business Development
Steven Vandecar	52	Vice President—Operations

          Paul J. Crowe has served as our Chairman, Chief Executive Officer and President since December 1998. Mr. Crowe has over 30 years of business experience in sales, marketing, finance and management of high-tech medical instrumentation and services for the health care industry. Mr. Crowe has served in sales, marketing and senior management positions for Ritter/Sybron Corporation, Philips Medical Systems, Rohe Ultrasound and Diasonics MRI. From 1987 to 1991, Mr. Crowe served as President and Chief Executive Officer of Paul J. Crowe & Associates, Inc., a company which developed and operated diagnostic MRI imaging facilities and mobile MRI routes. Mr. Crowe is currently President and CEO of NeuroTechnologies International, Inc. and President of Radiosurgical Centers Corporation, businesses involved in the operation of Gamma Knife radiosurgery centers, but devotes substantially full time efforts to Mobile Pet.

          Robert C. Bush was appointed to serve as a director in March 2000. Since 1991, Mr. Bush has served as a consultant to, and private investor in, several medical and technology companies. From 1982 to 1990, Mr. Bush served as President and CEO of Sonics Research Corporation.

          Anthony Turnbull served as our Vice President—Finance from January 2001 until August 2001, at which time he was elected to serve as Chief Financial Officer, Secretary, and Treasurer. Mr. Turnbull has over 16 years of experience as a financial controller and a total of 38 years of experience in accounting. Prior to joining the Company, Mr. Turnbull served as financial controller for some of the largest manufacturing companies in the world, namely Kraft Foods, General Foods and Stauffer Chemicals. In the late 1980’s Mr. Turnbull worked as the Chief Financial Officer for Ride Snowboards and McCain Traffic Supply.

          Edmund Yochum, has served as our Vice President—Business Development since January 2000. Before joining us he had served as Vice President of Sales at MagView Medical Software since April 1996, and from 1989 to 1996 he was Vice President of Sales at Diagnostic Ultrasound.

          Steve Vandecar has served as Vice President—Operations since October 2001. Mr. Vandecar initially joined the Company in February 2000 as Operations Manager, moving to Vice President—Corporate Compliance officer in November 2000, and Vice President-Operations in March 2001. In June 2001 Mr. Vandecar left employment with the Company, rejoining us in August 2001 as Asset Manager. Mr. Vandecar has over twenty-five years of experience in the Diagnostic Medical field. Prior to joining the company Mr. Vandecar held sales and management positions with Technicare, Picker and General Electric Medical Systems in their Nuclear Medicine and PET Division. In early 2000 he helped develop and operate Acclaim Med, a Mobile PET service business.

          All directors hold office until the next annual meeting of shareholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of our Stock as of December 3, 2001, (a) by each person who is known by us to own beneficially more than 5% of any class of our securities, (b) by each of our directors, and (c) by all of our officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
BENEFICIAL OWNERS OF MORE THEN 5% OF ANY CLASS OF SECURITIES
Series A Preferred	York, LLC Harbour House, 2nd Floor Waterfront Drive P.O. Box 972 Road Town, Tortola British Virgin Islands	31½		100%
Series B Preferred	York, LLC Harbour House, 2nd Floor Waterfront Drive P.O. Box 972 Road Town, Tortola British Virgin Islands	30		100%
Common	York, LLC Harbour House, 2nd Floor Waterfront Drive P.O. Box 972 Road Town, Tortola British Virgin Islands	2,003,741	(2)	6.03%
Common	Paul J. Crowe c/o Mobile PET Systems, Inc. 2150 Washington St., Ste.110 San Diego,California 92110	4,881,808	(3)	13.67%
Common	Bernd Steudle Elaesser Strasse #7 Pforzheim D-75173 GERMANY	4,449,000	(4)	12.63%
Common	American Financial Communications, Inc. 495 Miller Ave. 3rd Floor Mill Valley, California 94941	2,700,000	(5)	7.62%
OFFICERS AND DIRECTORS
Common	Paul J. Crowe	See above		See above
Common	Robert C. Bush c/o Mobile PET Systems, Inc. 2150 W. Washington St., 110 San Diego, California 92110	302,000	(6)	0.85%
Common	Steve Vandecar c/o Mobile PET Systems, Inc, 2150 W. Washington St., Ste.110 San Diego, California 92110	100,000	(7)	0.28%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
BENEFICIAL OWNERS OF MORE THEN 5% OF ANY CLASS OF SECURITIES
Common	Edmund Yochum c/o Mobile PET Systems, Inc. 2150 W. Washington St., Ste. 110 San Diego, California 92110	210,467	(8)	0.56%
Common	TOTAL FOR ALL EXECUTIVE OFFICERS AND DIRECTORS	5,827,608		16.03%

All	shares are owned directly unless otherwise indicated.

(1)
Based on a total of 35,224,338 outstanding shares of Common Stock as of October 17, 2001. Percentages are calculated based upon 35,224,338 shares of Common Stock outstanding and the number of shares of Common Stock issuable upon exercise of options or conversion of warrants as of October 17, 2001 or within 60 days of that date for the person or persons indicated.

(2)
Includes 635,741 shares acquired pursuant to conversion of Series A Preferred Stock and 570,000 shares issuable upon conversion of warrants. This number was reported on a Schedule 13G filed by York, LLC on November 19, 2001, for events which occurred September 25, 2001.

(3)	Includes 500,000 shares issuable upon the exercise of stock options and 80,000 shares issuable upon conversion of warrants.
(4)	Includes 1,234,000 shares issuable upon the conversion of warrants.
(5)	Includes 200,000 shares issuable upon the exercise of stock options.
(6)	Includes 100,000 shares issuable upon the exercise of stock options and 50,000 shares issuable upon the conversion of warrants.
(7)	Includes 100,000 shares issuable upon the exercise of stock options.
(8)	Includes 206,667 shares issuable upon the exercise of stock options.

DESCRIPTION OF SECURITIES

          The following description of our capital stock is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

          We are authorized to issue 90,000,000 shares of common stock, $.0001 par value, of which 35,224,338 shares were outstanding at October 17, 2001. Holders of common stock are entitled to dividends, pro rata, when, as and if declared by the Board of Directors out of funds available therefor, subject to the rights of holders of preferred stock. Holders of common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the common stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at all meetings of shareholders. The vote of the holders of a majority of common stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to our Certificate of Incorporation, mergers or dissolutions which require the vote of the holders of a majority of the outstanding common stock. Upon liquidation or dissolution, the holder of each outstanding share of common stock will be entitled to share equally in the assets of the Company legally available for distribution to such shareholder after payment of all liabilities, subject to the rights of holders of preferred stock. Holders of common stock are not granted any preemptive, subscription, redemption rights or registration rights. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

          We are authorized to issue 10,000,000 shares of preferred stock, $.0001 per value, of which 61 1/2 preferred shares were outstanding at December 26, 2001, 31 1/2 shares of which are designated “Series A Convertible Preferred Stock” and 30 shares of which are designated as “Series B Convertible Preferred Stock”.

          Series A Convertible Preferred Stock.    Holders of Series A Convertible Preferred Stock are entitled to dividends, out of any assets legally available therefor, and in preference to holders of common stock, at a per share rate of $4,000 per year. In the event of a liquidation, dissolution or winding up of our company, holders of Series A Convertible Preferred Stock are entitled to receive $50,000 per share plus 8% interest per year on that amount from the date of issuance of the Series A Convertible Preferred Stock to the day before such liquidation, dissolution or winding up, pari passu with holders of the Series B Convertible Preferred Stock described below. Holders of Series A Convertible Preferred Stock are not entitled to voting rights except as required by law or provided in the Certificate of Designation filed with respect to the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock may be converted into that number of shares of common stock equal to $58,937 divided by the lesser of (i) $5, or (ii) the average closing bid price for our common stock on the five days before the conversion date. Shares of Series A Convertible Preferred Stock outstanding on March 1, 2003 will automatically be converted into common stock based on the foregoing formula. The conversion ratio is subject to adjustment in the event of certain reorganizations of our company or based on certain issuances of common stock and options to purchase common stock by our company. Shares of Series A Convertible Preferred Stock are redeemable by our company at any time at a redemption price which varies based on factors set forth in the Certificate of Designation.

          Series B Convertible Preferred Stock.    Holders of Series B Convertible Preferred Stock are entitled to dividends, out of any assets legally available therefor, and in preference to holders of common stock, at a per share rate of $4,000 per year. In the event of a liquidation, dissolution or winding up of our company, holders of Series B Convertible Preferred Stock are entitled to receive $50,000 per share plus 8% interest per year on that amount from the date of issuance of the Series B Convertible Preferred Stock to the day before such liquidation, dissolution or winding up, pari passu with holders of the Series A Convertible Preferred Stock described above.

Holders of Series B Convertible Preferred Stock are not entitled to voting rights except as required by law or provided in the Certificate of Designation filed with respect to the Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into that number of shares of common stock equal to $58,937 divided by the lesser of (i) $3, or (ii) 75% of the average closing bid price for our common stock on the five days before the conversion date. Shares of Series B Convertible Preferred Stock outstanding on September 30, 2003 will automatically be converted into common stock based on the foregoing formula. The conversion ratio is subject to adjustment in the event of certain reorganizations of our company or based on certain issuances of common stock and options to purchase common stock by our company. Shares of Series B Convertible Preferred Stock are redeemable by our company at any time at a redemption price which varies based on factors set forth in the Certificate of Designation.

          “Blank Check” Provision.    Our Board of Directors is expressly authorized to provide for the issuance of all or any of the remaining shares of preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as stated and expressed in the resolution or resolutions adopted by our Board providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. Our Board is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of the preferred stock subsequent to the issuance of shares of that series.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Under the Delaware General Corporation Law and our Certificate of Incorporation, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to each director’s (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) approval of any transaction from which a director derives an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

          The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our company and our shareholders (through shareholder’s derivative suits on behalf of our company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our Certificate of Incorporation provide that if the Delaware General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

          Mobile PET Systems, Inc. was incorporated in the State of Nevada on December 1, 1998. The Company subsequently was involved in a reverse merger with Colony International Incorporated. Colony International Incorporated (formerly American Coin and Stamp, Inc.) was incorporated in the State of Delaware on August 21, 1985 and its wholly owned subsidiary, Colony International Incorporated, was incorporated in the State of Nevada on April 25, 1995. On December 22, 1998, Mobile PET Systems, Inc.’s shareholders exchanged all of their 7,000,000 shares of outstanding common stock for 7,000,000 shares of common stock in Colony International Incorporated. This exchange of shares was accounted for as a reverse merger, under the purchase method of accounting. Accordingly, the combination of the Mobile PET Systems, Inc. and Colony International Incorporated and subsidiary was recorded as a recapitalization of the shareholders’ equity. Colony International Incorporated subsequently changed its name to Mobile PET Systems, Inc.

General Business

          Mobile PET Systems, Inc. is a leading national provider of Positron Emission Tomography (PET) services. We provide our services to hospitals and other healthcare providers in selected marketplaces in the United States and England. PET imaging systems produce diagnostic images of the body that represent the metabolic characteristics of disease rather than anatomical images generated by conventional x-ray, Computerized Axial Tomography (“CT”), diagnostic ultrasound or Magnetic Resonance Imaging (“MRI”) imaging systems. PET effectively detects and stages many cancers, cardiac and neurological disorders at their earliest stages, which influences treatment options and can eliminate redundant testing, hospitalization or non-beneficial therapies.

          We provide use of our PET imaging systems integrated into mobile coaches or into fixed facilities. We provide the technical personnel who operate the equipment and implement the PET procedure under the direction of hospital physicians. Our contracted services provide hospitals and other healthcare providers access to this advanced diagnostic imaging technology and related patient benefits.

          We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet web site at http://www.sec.gov.

About Our Industry

          The diagnostic imaging industry generates annual revenues in excess of $50 billion in the United States, or approximately 5% to 6% of total health care spending. It is estimated that there will be a total of approximately 583 PET systems installed in the United States in 2001. In 2000, there were a total of approximately 348 PET systems installed in the United States. An analysis of approximately 67% of these systems indicated that approximately 50% were installed in hospital facilities, 36 percent were installed in independent fixed sites, and 14% were installed in “other” facilities consisting of mobile PET providers, government non-hospital institutions, specialty care centers and non-classifiable institutions. By comparison, in 1998 there were approximately 4,000 MRI systems in the United States consisting of approximately 60% hospital owned systems, 25% independent fixed site systems and 15% mobile systems.

          Studies by the Institute for Clinical PET (ICP) (now a component of the Academy of Molecular Imaging) previously concluded that PET is a cost-effective diagnostic imaging procedure for a number of indications. (Positron Emission Tomography, Biological Imaging for Medicine, A Proven Answer to Improve Healthcare Quality and Lower Cost, May 1995, by Terry D. Douglass, PhD.) In cost-effectiveness studies conducted by the ICP, the use of PET in four indications for the United States Medicare and non-Medicare populations demonstrated significant cost savings. The four retrospective studies focused on lung cancer, breast cancer, colorectal cancer recurrence, and myocardial viability. In the studies of these four indications in the Medicare population, ICP estimated the total Medicare savings from the use of PET diagnostic imaging procedures would approximate $1.6 billion per year. In addition, ICP estimated the number of invasive and other diagnostic procedures would be reduced by 189,162 procedures. Finally, ICP estimated the number of annual PET studies required for the four indications in the Medicare population would be 388,951. ICP’s cost effectiveness studies for the non-Medicare population concluded the total cost savings from the use of PET diagnostic imaging would approximate $4.1 billion annually. In this population, ICP estimates the number of invasive and other diagnostic procedures would be reduced by 182,520 procedures annually. In addition, ICP indicated that the number of annual PET studies required in this population would approximate 401,616 tests. It should be noted that ICP’s calculations examined only the savings related to the cost of the procedures avoided, and did not include additional savings realized by avoiding the complications of procedures rendered unnecessary by knowledge of PET results.

The PET Technology and Procedure

          Diagnostic PET imaging systems are comprised of high speed computers and a table that slides into a large imaging detector gantry, which acquires and produces detailed images of the human body’s metabolic functions. Performing an actual PET procedure involves first introducing a “radiotracer” into the patient’s blood stream. A “radiotracer” is a substance which when absorbed into a patient’s system allows the PET scanner to acquire an image of the body’s metabolic functions. On a PET scan the areas of abnormal metabolic function will show the location and extent of the disease. After the radiotracer is absorbed by the patient’s body (which takes approximately 45 minutes), the patient is placed on the table which is moved into the center of the PET imaging system, which is cylindrical and has an opening (or “gantry”) with a diameter of approximately 60 centimeters. The wide gantry and relatively short length of the imaging mechanism help minimize patient discomfort. The scanning process takes approximately 30 minutes to one hour to complete, depending on the specific imaging procedure requested.

          The PET imaging system detects signals emitted by the radiotracer. The radiotracer is attracted to any metabolic activity. As an example, cancer cells (which are highly metabolic) are easily detected by the PET imaging system. A high-speed computer reconstructs the information into three dimensional images that display normal or abnormal metabolic function. The most commonly used radiotracer, fluorodeoxy glucose (FDG) dissipates within twenty-four hours and the patient may go home the same day.

The Advantages of PET

          PET offers significant advantages over other diagnostic imaging techniques as it provides a direct measure of biochemistry and functional/metabolic activity. In most cases, the precursors to all disease are biochemical in nature and initially affect function, as opposed to structure. PET, which has the ability to create a diagnostic image of early metabolic changes, can significantly reduce the time to diagnosis, reduce costs and improve patient outcomes for numerous indications for oncology, cardiology and neurology.

          PET offers the following substantial advantages over current diagnostic imaging procedures:

•	replaces the need for multiple, costly medical testing with a single imaging procedure;

•	displays a 3D image of all of the organ systems of the body with one examination;

•	diagnoses and detects diseases, in most instances, before detection by other tests;

•	monitors the path and progress of disease as well as how the body responds to treatment;

•	reduces or eliminates ineffective or unnecessary surgical/medical treatments and hospitalization; and

•	reduces redundant medical costs and reduces discomfort to the patient.

          As a result of the cost efficiency and clinical effectiveness of PET, the Company believes that hospitals and other health care providers are experiencing increased demand from their patients to provide PET technology and related services. Increasingly, such health care providers are utilizing third parties, like our company, to provide technology-driven patient services.

          The American Cancer Society estimates that approximately 8.9 million Americans have a history of cancer and in 2001 nearly 1.3 million new cancer cases will be diagnosed. (Cancer Facts & Figures 2001, American Cancer Society, Inc., page 4, available at www.cancer.org.) PET is currently recognized as one of the only metabolic medical tools powerful enough to accurately image and measure with a single pass the metabolic function of cancer. It can also provide information to determine whether a primary cancer has metastasized to other parts of the body. PET has demonstrated its usefulness in cost-effective, whole-body metastatic surveys; avoiding biopsies for low-grade tumors; non-invasive differentiation of tumors from radiation necrosis; early change in course of ineffective chemotherapy; and avoiding unnecessary diagnostic and therapeutic surgeries.

          In cardiology, a PET scan is one of the most accurate diagnostic tests to detect coronary artery disease. The PET images can display inadequate blood flow to the heart during stress that is undetected by other non-invasive cardiac tests. PET enables physicians to screen for coronary artery disease, to assess flow rates and flow reserve, and to distinguish viable from nonviable myocardium for bypass and transplant candidates. It is also fast becoming an important tool for cardiologists attempting to achieve reversal of coronary artery disease through aggressive risk factor modification such as the Ornish diet program, enabling both doctor and patient to directly and non-invasively measure the progress of improvement in coronary blood flow.

          In neurology, PET can assist in the early detection and diagnosis of such brain disorders as Alzheimer’s and Parkinson’s diseases. PET scans can detect a consistent diagnostic pattern for Alzheimer’s disease where certain regions of the brain may show decreased metabolism early in the disease. This pattern often can be recognized several years before a physician is able to make the diagnosis clinically. In addition, PET scans can differentiate Alzheimer’s from other confounding types of dementia or depression. In a similar fashion, PET scans can detect Parkinson’s disease. A labeled acid is used with PET to determine if the brain is deficient in dopamine synthesis. If it is determined there is no deficiency and the patient is not suffering from Parkinson’s disease, then the course of tremor evaluation and treatment will be different.

          According to the ICP and the UCLA School of Medicine, PET diagnostic imaging offers medical specialists a metabolic and clinical process to pinpoint soft-tissue disorders. MRIs provide anatomical images of the body that are not as effective as PET’s history of early diagnosis of a growing number of cancers, heart and brain disorders.

          According to two studies, Contribution of PET in the Diagnosis of Recurrent Colorectal Cancer Comparison with Conventional Imaging, EUROPEAN JOURNAL OF SURGICAL ONCOLOGY 1995, 21: 517-522; and Diagnostic Value of Positron Emission Tomography for Detecting Breast Cancer, WORLD JOURNAL OF SURGERY 1998, 22: 223-228; CT scanning is also less effective than PET Scans as a tool for early detection and diagnosis.

          These studies indicate that PET imaging has displayed the following detection rates compared to CT scanning and mammography:

•	an 81% detection rate for lung cancer, compared to a 52% detection rate with CT;

•	a 95% detection rate for colon cancer, compared to a 68% detection rate with CT; and

•	an 85% detection rate for breast cancer, compared to a 67% detection rate for mammography.

Our Services

          We provide efficient, cost effective access to this technology for hospitals, medical centers and other health care providers that are unable or unwilling to financially justify or secure the acquisition of a dedicated PET facility.

          The PET imaging system provides 2D and 3D volume measurements of metabolic and physiologic processes. The system consists of the PET imaging system, integrated workstations, 3D Advanced Computational Image Acquisition and Display System, and patient couch, all integrated into a mobile trailer or stationary facility.

          All of our mobile PET imaging systems are housed in mobile coaches designed for convenience, patient comfort and safety, and include a powered patient lift, stairway, stabilizing system for leveling, and transportation alarm to warn of equipment not properly stowed for transport. The interior space of the coach is divided into three sections: a patient staging room, a technology control room, and the PET imaging room.

          With certain hospitals or medical groups, we develop and operate stationary PET facilities. This provides hospitals with full time PET imaging services to easily accommodate their patients on a daily basis.

          We offer a comprehensive “Total Solutions” approach for our clients which also includes:

•	Medical Advisory Board to present PET seminars that educate physicians on the benefits of PET.

•	Physician training programs and expert over-read services that assist the hospitals’ staff physicians to become qualified PET exam interpreters.

•	Electronic data transmission and archiving of all PET exams by use of our Internet site and software package.

•	Licensure assistance by our physicists.

•	PET Site Planning Guide and support to accommodate mobile PET trailers to each of our clients’ locations.

•	PET Strategic Marketing Plan complete with regional specialists to evaluate and educate referring physicians.

•	Convenient access to radiotracers at negotiated discount rates.

          As of December 3, 2001, we have one (1) mobile Lutetium Oxyorthosilicate (LSO) crystal ECAT –Registered Trademark- Accel PET imaging system, nine (9) mobile CTI/Siemens Medical Systems ECAT -Registered Trademark- EXACT -TM- PET Imaging Systems, five (5) General Electric Medical Systems -Registered Trademark- ADVANCE -TM- PET Imaging Systems, and one stationary Non/Mobile GE PET system in operation. Three (3) of the systems are under capital leases with Finova Capital Corporation, four (4) of the systems are under capital leases with Siemens Medical Systems, Inc., six (6) of the systems are under capital leases with General Electric, and three (3) of the systems are rented from Siemens Medical Systems, Inc. The cost for a fully commissioned mobile PET imaging system can range from $1.6 million to $1.875 million inclusive of mobile coach or leasehold improvements.

Our Operations

          Customer Base.    We believe that many hospitals and other health care providers will seek access to PET imaging services to remain competitive in the health care marketplace.

          Regulatory and licensing requirements in many states may also limit general access to PET imaging services. In addition, many health care providers lack sufficient patient volumes or financial resources to justify the purchase of a dedicated in-house PET system. As a result, providers will consider contracting for mobile services to gain access to PET technology, build patient flows and provide comprehensive PET services to their communities.

          Many health care providers, regardless of whether their patient flows or financial resources justify the purchase of a PET system, may prefer to contract with us to (i) obtain the use of a PET system without significant capital investment or financial risk; (ii) retain the ability to switch system types and avoid technological risk; (iii) eliminate the need to recruit, train and manage qualified technologists; (iv) provide expanded imaging services when patient demand exceeds their in-house capability; or (v) benefit from our experience in operating this service.

          Mobile Services Agreements.    We provide our services to hospitals and health care providers under a Positron Emission Tomography Mobile Services Agreement that we enter into with these entities. These agreements have standardized provisions which are subject to minor modifications based on the needs of a particular customer (typically billing, training and marketing modifications). Under these agreements, we provide use of our mobile PET system, along with a minimum of one trained technical operator, for a specified number of days per week. Fees are based on a per-patient basis. A minimum number of PET exams per day is required. In some cases, we allow our customers to pay us a flat fee per day for our services. We require our customers to pay us for our services within thirty days after we bill them. The agreements require our customers to perform various functions and supply various items, such as space, power, medical supplies, physicians and patient support services. The agreements generally have a five year term, which is subject to automatic renewal for another five year term. The agreements may be terminated for certain causes described in the agreements, including a customer’s lack of economic justification for our services, or a customer’s transition to a stationary site (however, in certain agreements we have a right of first refusal to participate in any joint venture created to install such a stationary system). The agreements also require that all PET services on our customers’ sites be performed exclusively by us. As of June 30, 2001, we had agreements with 72 hospitals and health care providers.

          Stationary Facilities.    We develop stationary PET facilities with hospitals or medical groups who have sufficient patient volumes to support a full time service. These projects are structured as either wholly owned or joint ventures with a healthcare institution. We can start services using one of our mobile units during the development stage of a stationary site. This approach builds awareness, patient values and a referral physician base.

          Reimbursement.    Mobile imaging service providers are generally not reimbursed directly by health care payors such as Medicare, Medicaid, private insurance companies or managed care companies. Instead, mobile imaging service companies contract directly with and are paid by the hospital, which then bills the health care payors. All of our revenues will be paid directly by the hospital. As a result, we should realize a higher level of accounts receivable turnover and a lower allowance for uncollected debt. To date, the vast majority of our customers have paid us on time. However, there can be no assurance that we will always be paid in a timely manner.

          Billing and reimbursement for diagnostic imaging services is divided into a technical component and a professional component. Our business revenue is based on providing part of the technical component, which includes the cost of the equipment, labor and materials needed to perform the imaging procedure by our technologists and the hospital. The professional component is the cost of interpreting the diagnostic image by the physician.

          We contract with a hospital to receive a negotiated rate for the technical component we provide of the imaging procedure. This pays us for providing part of the technical component of the service and provides the hospital payment for the services they provide to the healthcare payor to the extent permissible under state or federal law. This reimburses the hospital for its services rendered to the patient and the associated physician costs. At the current time, the average insurance reimbursement to a hospital for a particular PET procedure is $1,900 to $3,100. As of June 30, 2001, insurance companies reimburse approximately 70% of PET procedures.

          In January 1998, the Health Care Financing Administration (HCFA) (today known as the Centers for Medicare and Medicaid Services, or “CMS”) approved Medicare reimbursement for the diagnostic evaluation of solitary pulmonary nodules and for staging non-small cell lung cancer. In March 1999, the HCFA announced approval to reimburse PET scans in the diagnosis and management of certain cancers in Medicare beneficiaries.

          The March 1999 announcement approves the reimbursement for the detection and localization of recurrent colorectal cancer with rising carcinoembryonic antigen known as CEA; staging and characterization of both Hodgkins and non-Hodgkins lymphoma in place of a gallium scan or lymphangiogram; and identification of metastases in melanoma recurrence in place of gallium studies.

          CMS has developed the hospital outpatient prospective payment system (HOPPS) for Medicare hospital outpatients, called ambulatory pricing categories, or “APC’s”. This new system affects the payments for outpatient procedures performed in hospitals or hospital owned imaging centers. A variety of nuclear medicine and PET procedures have been categorized into nine groupings, one of which is allocated to PET scanning. Effective August 1, 2000, reimbursement for APC 981 for FDG-PET oncology studies is set at $2,249.50, and includes payment for the radiopharmaceutical or radiotracer. Reimbursement for APC 285 will be used to pay for Rb-82 cardiac perfusion imaging studies and has been given a national rate of $730.22 plus the radiopharmaceutical costs.

          Medicare outpatient procedures at Freestanding Imaging Centers are billed and reimbursed by PET G-Codes on a monthly basis. The payment levels for these G-Codes vary around the country by Medicare region. Estimates on the average reimbursement for G-Codes G0030-G0047 range from $1,600-$2,000 for a combined cardiac rest/stress study inclusive of isotope. For G-Codes G0125-G0126 and G0163-G0165 for FDG-PET oncology studies reimbursement averages $1,980 for the technical component, including the radioisotope, fluorodeoxy glucose (FDG).

          On July 1, 2001, CMS approved broad coverage reimbursement for PET for the clinical indications outlined below.

Clinical Indications

Single Pulmonary Nodule (SPN)	Characterization
Lung Cancer (Non small cell)	Diagnosis, Staging and Restaging
Colorectal Cancer	Diagnosis, Staging and Restaging
Lymphoma	Diagnosis, Staging and Restaging
Melanoma	Diagnosis, Staging and Restaging
Esophageal	Diagnosis, Staging and Restaging
Head and Neck Cancer	Diagnosis, Staging and Restaging
FDG Cardiac—Myocardial Viability	Following inconclusive SPECT
Epilepsy (Refractory seizures)	Pre-surgical evaluation

          CMS approval for breast cancer and Alzheimer’s disease utilizing PET is currently under consideration. The Medicare Coverage Advisory Committee (“MCAC”) has recommended approval for breast imaging.

          The implication of the foregoing HCFA/CMS approvals is that a promising technology has at last become commercially feasible. For nearly 20 years PET imaging has shown tremendous promise in the investigation of pharmacologic agents and the management of cancer patients, cardiac patients and certain neurologic indications, but has not been reimbursable. This prevented adoption of this technology by hospitals and restricted its utilization by physicians. It appears that hospitals can now avail themselves of a cutting edge technology which may become a new standard for health care.

          Private insurance carriers are unaffected by the new Medicare coding and reimbursement system, and continue to reimburse according to their internal policies. A majority of private insurers and HMO’s currently reimburse for PET and many industry observers believe with expanded reimbursement by CMS a significant growth in clinical utilization of PET will be realized over the next several years.

Government Regulation

          We are required to adhere to a wide variety of other regulations governing the operation of our business. For example, federal regulations commonly known as the “Stark Laws” impose civil penalties and exclusion from participation in the Medicare program of reimbursement for referrals by physicians for “designated health services” to certain entities with which the referring physician has a financial relationship if those referrals do not fall within an exception created by law or regulation. “Designated health services” include PET services. Implementing regulations have been issued regarding referrals for clinical laboratory services, but no final implementing regulations have been issued regarding PET services. It is likely these proposed rules will be found to apply to mobile PET scanners, thereby restricting physician referrals for PET services by an investor-physician or a physician who has a compensation arrangement with us.

          In addition, several states (including the State of California) in which we operate or plan to operate have enacted or are considering legislation that restricts physician referral arrangements in a manner similar to the Stark Laws and requires physicians to disclose any financial interest they may have with a health care provider to their patients to whom they recommend that provider. Possible sanctions for violating these provisions include loss of medical licensure and civil and criminal sanctions. Such state laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely.

          Additional state and federal laws prohibit the payment or receipt of bribes, kickbacks, rebates and any other direct or indirect remuneration in return for or to induce the referral of an individual to a person for the furnishing, directing or arranging of services, items or equipment, commonly referred to as anti-kickback laws. Violation of the anti-kickback laws may also result in civil and criminal penalties, loss of medical licensure and exclusion from the Medicare and other federal health care programs, to the extent such federal reimbursement program beneficiaries are involved.

Competition

          We believe that the key competitive factors affecting our business include providing quality patient care, reliable service; attracting and retaining quality technicians; price; and availability. At the present time, we believe that there is one other national company providing mobile PET services (Alliance Imaging, Inc.) as well as several regional competitors. We are a leading service provider of Positron Emission Tomography (PET) imaging services in the United States and United Kingdom and currently have the largest fleet of operating mobile PET imaging systems in the U.S.

          We are, and will continue to be, subject to intense competition in our targeted markets, principally from businesses providing other traditional diagnostic imaging techniques, including existing and developing technologies, and competitive products. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing and general market acceptance.

          The diagnostic imaging market is also highly competitive. There are many companies engaged in this market, some with significantly greater resources than ours.

          In addition to direct competition from other providers of mobile PET services, we compete with free-standing CT, MRI and PET imaging centers, health care providers that have their own diagnostic imaging systems, and equipment manufacturers that sell or lease imaging systems to health care providers for mobile or full-time use. The risks that may occur if we fail to compete successfully are discussed in the “Risk Factors” section of this SB-2.

Our Competitive Strategy

          Our management team has developed and implemented a business strategy designed to grow our company, maximize return on invested capital and increase revenues. Our goal is to maintain a leadership position in our industry as well as pursue significant growth opportunities based on the following competitive strategies. However, there can be no assurance that we will maintain a leadership position or experience significant growth as a result of these strategies.

          Superior Customer Service and Strong Customer Relationships.    We will position ourselves as a high quality patient service provider rather than solely as an operator of equipment and on the basis of value-added services. We will differentiate ourselves from potential competitors by professionally marketing our services to those hospitals and physicians who determine such services are beneficial for their patients.

          Remain the Dominant Service Provider of PET Imaging Services.    As of December 3, 2001, we are licensed and actively operating mobile PET systems in California, Florida, Illinois, Indiana, Iowa, Kentucky, Maryland, Missouri, Nevada, New Jersey, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, and Washington, and we are also licensed but not currently operating in Alabama, Connecticut, Louisiana, Michigan, South Dakota and South Carolina. As we grow, we believe we will benefit from (i) significant equipment purchasing savings; (ii) attractive service and maintenance contracts from our primary equipment suppliers; (iii) strong name recognition and a reputation for quality service; (iv) financial flexibility and access to lower-cost capital; and (v) the ability to efficiently deploy systems in a manner which maximizes utilization while satisfying our customer requirements.

          Secure Exclusive, Long-term Contracts with Key Hospitals in Attractive Markets.    We generate significantly all of our revenues from exclusive, long-term contracts with hospitals and other health care providers on a fee for service basis. Our marketing focus is currently directed on key market segments throughout the U.S.

          We target 40 hospitals in each of our geographic regions which we believe require access to PET services. These targeted hospitals need to remain competitive in their respective health care markets or may lack sufficient patient volumes to justify the purchase of a stationary PET system. We have pursued securing long-term contracts with several high profile university hospitals, which offer the potential of establishing market presence and name recognition for our company. We have also developed a “Total Solutions” strategy which will utilize our senior executives and our Medical Advisory Board members to help our customers during the start-up phases at their facilities. Our “Total Solutions” approach includes physician education to increase awareness and utilization of PET imaging. Our “Total Solutions” approach also enables us to provide consultation in the areas of billing and third party contracts.

          Substantial Operating Leverage.    Because of the significant amount of fixed costs associated with operating a PET system, we can benefit from operating leverage, with increased utilization rates resulting in increases in operating earnings and margins.

          Favorable Payment Terms.    A majority of our billings are direct to hospitals. The hospitals, in turn, generally pay us prior to collecting from patients and third party payors. Accordingly, our exposure to uncollectable patient receivables is minimized.

          Experienced Management Team.    Our senior management team has considerable industry experience. Our senior and operating managers have successfully developed and implemented educational, operating and financial strategies with previous health care companies.

          Increase Scan Volumes.    We believe that the demand for PET procedures will continue to grow as new applications are developed and PET continues to gain increased acceptance resulting in replacing and/or supplementing other diagnostic imaging technologies. We have an opportunity to achieve a growing level of patient procedures by both adding new customers and increasing the number of patient procedures performed for these customers.

          Maximize Return on Invested Capital.    We will actively manage the utilization of our PET systems to maximize our return on capital (i.e., the amount of cash flow generated by each system relative to the carrying value of such system). We hope to maximize our return on capital through “operating leverage” which may be realized by billing our customers on a per-patient basis, so that as patient flows increase our revenues also increase, but without a significant corresponding increase in our operating costs. We estimate that, on average, a system can be utilized for approximately eight years in a high demand market when properly maintained and upgraded, after which time the system can either be utilized in a market with less demand or traded in for a new system.

          Identify Attractive Strategic Acquisitions.    Although our management’s initial operational focus is directed toward geographically expanding our business through internal growth rather than by acquisitions, we may attempt to identify attractive strategic acquisition opportunities that may arise as well as our ability to (i) access additional and lower cost financial resources; (ii) realize significant synergies, operating expense reduction and overhead cost savings; and (iii) expand into new geographic markets.

Customer Support

          As part of our professional services, we provide several levels of support to a hospital or health care provider, including (i) developing commercial and clinical marketing materials; (ii) sponsoring clinical lectures; and (iii) offering educational over-read services. In addition, consulting services for billing, collections, and third-party contracts are available on request. We believe that these services play a key role in our ability to sign up routes over competitors, retain accounts and build patient procedures.

Sales and Marketing

          Our sales force consists of six regional business development representatives. These personnel identify, qualify and contact candidates for our services. Each regional business development representative has overall management and revenue responsibility for a specific region of the country.

          Direct marketing to referring physicians plays a primary role in our ability to increase patient procedures. Four regional educational specialists focus on developing increased scan volumes by introducing our PET services to referring physicians and keeping such physicians apprised of PET’s capabilities. In addition, certain key executive officers spend a portion of their time marketing our services. We have also assembled a Medical Advisory Board comprised of leading physicians who assist in educational programs directed to the medical community which enhance our ability to attract and increase patient procedures.

          Our target market includes hospitals located in metropolitan areas that have an on-site oncology department or have affiliated oncology service relationships. We believe there are approximately 2,000 hospitals with 250 beds or more in the U.S. that meet this criteria. Our sales and marketing focus has been directed at the eight major markets of Southern California, New York, Texas, Northern California, Eastern Pennsylvania, Chicago, Boston and Florida. At any given time, our regional business development representatives have targeted approximately 40 hospitals in each market.

Employees

          At September 30, 2001, the Company employed 63 people on a full-time basis and had a total of 67 employees. None of these employees is subject to a collective bargaining agreement and there is no union representation within the Company. The Company maintains various employee benefit plans and believes its employee relations are good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

Plan of Operation

          THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER “RISK FACTORS,” “BUSINESS” AND ELSEWHERE IN THIS PROSPECTUS. SEE “RISK FACTORS.”

Overview

          Mobile PET Systems, Inc. is a medical service provider of Positron Emission Tomography (PET) imaging services to hospitals and healthcare professionals in the United States and United Kingdom. PET is a molecular imaging procedure used to diagnose and stage cancer, heart disease and neurological deficits. Our medical service business enables hospitals and other healthcare professionals the ability to access, offer and provide this advanced diagnostic imaging patient service efficiently and with little risk.

          We provide hospitals and physicians access under a service agreement to our state-of-the-art PET imaging systems, which are integrated into mobile coaches or in a stationary PET facility. We provide licensed technical personnel to operate the equipment and perform the technical PET imaging procedure, daily operations and logistical management, marketing, education and peripheral support services. All patient imaging procedures are implemented under the direction of a licensed staff physician who is provided by the medical institution.

          As of September 30, 2001 we were providing our services to over 75 accounts, which consisted of hospitals and physicians in the United States. We also operated a wholly owned subsidiary, The London PET Centre Ltd., which is the only private sector stationary PET facility in the United Kingdom. We believe there are and will be significant opportunities to develop and operate additional mobile and stationary PET facilities in the United States, United Kingdom and in key European markets.

          We have measured the financial position and results of operations of our United Kingdom subsidiaries using local currency as the functional currency. We have translated our assets and liabilities into U.S. dollars at the rates of exchange at the balance sheet date. We have translated our statements of operations using the average exchange rates prevailing throughout the reporting period. We have accumulated the translation gains or losses resulting from the changes in the exchange rates from quarter-to-quarter in a separate component of shareholders equity. We have reflected the transaction gains and losses in the cash flow as the effect of exchange rate changes on cash.

Results of Operations

          Our consolidated revenues for the twelve months ending June 30, 2001 were $7,163,311 compared to the twelve months ending June 30, 2000, in which we had revenues of $1,122,969. For the three months ended September 30, 2001 our consolidated revenues were $3,680,725 compared to the three months ended September 30, 2000, in which we had revenues of $840,981. Our costs of service for the twelve months ending June 30, 2001 were $3,108,237, compared to $675,697 for the twelve months ending June 30, 2000. For the three months ending September 30, 2001, our costs of service were $2,094,932 compared to $612,753 for the three months ending September 30, 2000. This change is largely the result of the increase in the number of units we have in service. We have transitioned from a development stage company and are now seeking to grow. Prior to this transition, our efforts have been principally focused on capitalization, organizational and business development activities.

          We continue our efforts to develop and expand our service business by increasing utilization of our existing units, and developing and operating additional mobile and stationary PET systems. As of December 3, 2001 we had 16 mobile systems operating throughout the United States and 1 stationary facility in the United Kingdom. We anticipate we will continue to incur additional losses as we pursue our development efforts. If we continue our unit growth and achieve targeted unit revenues, we believe cash flow will be sufficient to cover our cost of services on a monthly basis commencing in the third quarter of fiscal year 2002.

          Our future revenues will principally be a function of the number of operating units in service, the volume of patient procedures and the fees earned per procedure. We generate substantially all our revenues from our service agreements with hospitals and other health care providers. We have an excellent record of account collections, however there can be no assurance that this trend will continue and, accordingly, we have established an allowance for uncollectable accounts receivable. Lower reimbursement by public and private insurers may also impact the revenues the Company can generate from its operations.

          The principal components of our operating costs consists of equipment leasing, equipment service and maintenance, salaries and benefits, legal and accounting fees, insurance and transportation costs. Because the majority of these costs are fixed, increased revenues as a result of increased patient procedures may provide higher profitability, while lower patient procedures may result in lower profitability. There can be no assurance that we will be able to maintain or increase the number of patient procedures.

          Since our inception we have incurred significant losses. Through September 30, 2001, we have incurred a net cumulative loss of $19,342,803 which we have financed primarily with equity sales. For the twelve months ending June 30, 2001, we experienced a consolidated net loss from operations of $7,605,413, compared to a consolidated net loss from operations of $6,295,011 for the twelve months ending June 30, 2000. For the three months ended September 30, 2001, we experienced a consolidated net loss from operations of $517,683, compared to a consolidated net loss from operations of $2,024,494 for the three months ended September 30, 2000. For the twelve months ending June 30, 2001 our net loss available to shareholders was $10,293,541 ($0.61 per share) compared to $7,797,554 for the twelve months ending June 30, 2000 ($0.56 per share). For the three months ending September 30, 2001, our net loss available to shareholders was $1,188,908 ($0.04 per share) compared to $2,539,414 ($0.18 per share) for the three months ending June 30, 2000. We anticipate that our operating losses during the second quarter of fiscal year 2002 should decrease from current levels as we decrease per unit operating costs by deploying additional mobile units or stationary sites, realize higher utilization of our services and subsequent growth in revenues. We have implemented cost reductions by reducing administrative and travel expense and by negotiating higher discounts for new equipment, service and radiotracers. However, we can give no assurances that our efforts will have the desired effects. As a result, in order to achieve and maintain profitability, we will need to continue to increase revenues and effectively manage our operating overhead.

          General and administrative expenses for the twelve months ended June 30, 2001 were $11,660,487, as compared to $6,742,283 for the twelve months ended June 30, 2000, and $1,160,491 for the three months ending September 30, 2001 as compared to $1,027,058 for the three months ending September 30, 2000. We incurred increased general and administrative expenses due primarily to the growth in staff as payroll expenses increased. Depreciation expense increased mainly due to the increase to in the number of mobile PET units deployed to 15 as of September 30, 2001, compared to three units at June 30, 2000. In addition, we continue to incur costs in building our infrastructure and incur costs in connection with business development advertising and marketing our mobile PET services.

          Our interest income dropped to $32,137 for the twelve months ended June 30, 2001, as compared to $89,838 for the twelve months ended June 30, 2000. Interest income for the three months ending September 30, 2001 was $2,601, down from $13,277 for the three months ending September 30, 2000. The reduction in interest was largely the result of a reduction of cash in money market and other bank accounts. Our interest expense of

$2,235,478 for the twelve months ended June 30, 2001, increased compared to the interest expense of $389,297 for the twelve months ended June 30, 2000. Our interest expense for the three months ending September 30, 2001 was $594,988 and for the three months ending September 30, 2000 was $244,558. The change was principally due to the capitalization of our equipment leases of image scanners, coaches and computer equipment.

Liquidity and Capital Resources

          At June 30, 2001, our total assets were $22,131,698, compared to $10,001,903 at June 30, 2000. At September 30, 2001 our total assets were $21,453,464 compared to $12,710,814 for the three months ending September 30, 2000. Our current assets at June 30, 2001 totaled $3,444,980 and our current liabilities were $8,001,835, as compared to current assets of $2,873,972 and current liabilities of $2,141,463 as of June 30, 2000. At September 30, 2001 our current assets were $3,685,955 compared to $2,809,010 for the three months ending September 30, 2000.

          Shareholders’ equity at June 30, 2001 decreased to $(591,721) from $3,123,674, due primarily to the issuance of 20 shares of Series B Convertible Preferred Stock and warrants for $885,000, net of issuance costs, stock subscriptions of $547,500 and a net loss of $2,395,502 and $9,815,016 incurred in the three and twelve months, respectively, ended June 30, 2001. In the comparable three and twelve months ended June 30, 2000, shareholders’ equity was primarily the result of 51 shares of common stock issued from subscriptions paid in the amount of $285,000, net of offering costs, and a three and twelve months net loss of $3,530,558 and $6,591,907, respectively. Shareholders equity at September 30, 2001 was $150,183, down from 2,458,621 at September 30, 2000.

          Our foreign currency translation adjustment in shareholders’ equity amounted to $(320,357) at June 30, 2001 compared to $(42,938) at June 30, 2000. At September 30, 2001 our foreign currency translation adjustment in shareholders equity was $(333,743) compared to $30,205 at September 30, 2000. We have reflected the transaction gains and losses in the cash flow as the effect of exchange rate changes on cash of $3,935 for the twelve months ended June 30, 2001, compared to $(45,997) for the twelve months ended June 30, 2000. The transaction gains and losses in cash flow for the three months ending September 30, 2001 was $(92,787) compared to $73,143 for the three months ending September 30, 2000.

          Our net cash used in investing activities for the twelve months ended June 30, 2001 was $(323,710), as compared to $(612,512) in the twelve months ended June 30, 2000. This difference is primarily a result of the $323,710 we invested in computers and related equipment for our business and personnel growth, compared to $1,165,051 for the twelve months ended June 30, 2000 and the fact that there were no proceeds from sale of equipment in the twelve month period ended June 30, 2001 compared to $552,539 for the twelve months ended June 30, 2000. For the three months ending September 30, 2001 our net cash used in investing activities was $(24,130) compared to $100,576 for the three months ending September 30, 2000.

          The net cash provided by our financing activities for the twelve months ended June 30, 2001 was $5,040,805, a result of: loan proceeds of $1,333,753 less the repayment of loans totaling $9,327; preferred stock issued of $1,385,000; common stock issued of $3,618,650 less payments on obligations under capital leases of $1,287,271, compared to $5,486,392 for the twelve months ended June 30, 2000 as a result of preferred stock issued of $2,700,000; common stock issued of $2,949,283 and payments on obligations under capital lease of $(162,891). For the three months ending September 30, 2001, the net cash provided by out financing activities was $624,801, resulting primarily from $(775,886) in payments of obligations under capital lease and $1,405,000 from common stock sales. This compared to net cash provided by financing activities of $868,782 for the three month period ending September 30, 2000, which primarily resulted from $200,000 in loan proceeds, $(216,218) in payments of obligations under capital leases, and $885,000 in proceeds of preferred stock sales.

DESCRIPTION OF PROPERTY

          Our corporate offices are located at 2150 West Washington Street, Suite 110 San Diego, California 92110, where we lease 5,687 square feet for $9,953 per month, plus annual increases in future years. This lease runs through March 31, 2004.

          In addition, we maintain an operations base at 2750 N. Texas Street, Fairfield, California 94533, where we lease 1,056 square feet for $1,426 per month. This lease began on September 18, 2000 and runs through September 18, 2001.

          A wholly-owned subsidiary of the Company, London PET Centre Ltd., entered into a sublease with London Radiosurgical Centre Ltd., in November, 2001, pursuant to which London PET Centre Ltd. subleases approximately 2000 square feet in a medical office building located at 154 Harley Street, London, England. This sublease is for GBP3,333 (approximately $4,832) per month plus annual increases in future years. The sublease shall run through October 9, 2022, with termination rights after October 9, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The following are transactions within the past two years between the Company and its officers, directors or certain security holders:

          Brent Nelson, a director of our company from December 1998 until October 2001, is the President of Northwest Capital Partners, LLC. On December 15, 1998, we entered into a Consulting Agreement under which Northwest agreed to advise us financially and assist us in arranging financing for our business operations. The Consulting Agreement has a three-year term, and Northwest has a right of first refusal to consult with the Company regarding financings throughout the duration of the Consulting Agreement. The Consulting Agreement provides for payment of monthly consulting fees to Northwest in the amount of $5,000 per month. Commencing in April of 1999, Northwest has waived payment of these monthly fees. The fee provision is subject to extension for 36 months upon the closing of certain financing transactions set forth in the Consulting Agreement. Pursuant to the Consulting Agreement, in December 1998 Northwest was granted 1,200,000 shares of our Common Stock in exchange for its services in arranging interim financing for us. These shares were not assigned a specific value upon issuance because they were considered a cost of raising capital, and were reported as a deduction from the proceeds from the issuance of stock, rather than as an asset or expense. In addition, Northwest will receive an additional 1,000,000 shares of our common stock if our market capitalization reaches $100,000,000 or more. These shares would be subject to registration concurrently with our first public offering of stock after their issuance. Northwest’s obligations under the Consulting Agreement are subject to certain conditions to be performed by us, including refraining from modifying our capital structure without Northwest’s prior written consent. In addition, the Consulting Agreement provides that for three years after the date that our common stock commences trading on the OTC Bulletin Board, if we desire to issue new shares of stock or any of our officers or directors who hold 5% or more of our common stock (“Principal Stockholders”) desire to transfer their shares of our stock to a third party, we and the Principal Stockholders are required to first offer such shares to us (if applicable), to Northwest, and then to the Principal Stockholders. The Consulting Agreement also requires our officers and directors and the Principal Stockholders to agree that for a period of twelve months after our common stock commences trading on the OTC Bulletin Board, the Principal Stockholders will not sell any of their shares of common stock without Northwest’s prior written consent, which will not be unreasonably withheld. Finally, the Consulting Agreement provides that Northwest is entitled to nominate a director for our board of directors for a period of five years. The Company’s position is that all of its obligations under this agreement have been terminated.

          In December 1999, we entered into an oral agreement for a loan in the amount of $50,000 from Northwest Capital Partners, LLC. The loan is non-interest bearing and is payable not later than six months from the date of the agreement, December 20, 1999. We repaid the loan in April 2000.

          Paul J. Crowe, the CEO and a director of our company, is the Chairman, a director and majority shareholder of the London Radiosurgical Centre Ltd. (“LRC”). Effective July 30, 1999, we loaned $137,319.09 to the London Radiosurgical Centre pursuant to a Promissory Note dated September 1, 1999. The Promissory Note provides that the unpaid principal balance on the loan bears interest at the rate of eight percent (8%) per year. The loan was originally due to be repaid on October 28, 1999 and has been extended several times. The loan is now due January 1, 2002.

          The Company entered into a Memorandum of Agreement effective as of June 1, 1999 restructuring an 8% interest in a subordinated equity participation in LRC. The market value of the subordinated equity participation is not readily determinable, and is recorded at cost in the amount of $200,000. The original agreement provided for distributions of cash, if any, including interest at a rate of 15% per annum, up to the amount of the investment plus accrued interest, after which the Company was to receive its proportionate share of 60% of net distributable income. According to the terms of the participation agreement, net income available for distribution is equal to net income less equipment financing payments, operating expenses, reserve capital and taxes. The Memorandum of Agreement provides for a distribution to the Company of 8.42% of LRC’s net distributable cash flow, until a total of $210,573 has been distributed and then the distribution of 5.05% of net distributable cash flow, subject to future dilution. The Memorandum of Agreement stopped the accrual of interest at June 1, 1999. At the date of the Memorandum of Agreement, the Company canceled $47,447 of accrued interest from the original investment and at September 30, 2001 accrued interest on the investment was $10,573. Mr. Crowe personally guarantees the investment.

          In addition, LRC provides office space under normal commercial terms to the Company’s subsidiaries. During the year ended June 30, 2001 the Company charged LRC approximately $240,791 in administrative expenses and LRC made cash payments of $227,590. At June 30, 2001 there was a balance due from LRC of$116.

          During the year ended June 30, 2001 and 2000, the Company advanced without interest $500 and $405,129, respectively, to London PET Centre, Ltd. (“LPC”) for working capital during LPC’s start up period. At September 30, 2001, the balance due from LRC was $421,783. The advances are covered by a continuing corporate and personal guarantee.

          In January 12, 2001, Paul J. Crowe loaned the Company $25,000 at a rate of eight percent (8%) per year, evidenced by a promissory note with a due date of March 12, 2001. In connection with this loan the Company issued Mr. Crowe a warrant to purchase 5,000 shares of common stock at $1.05 per share, expiring January 12, 2004. This note was extended on March 23, 2001 and became due June 30, 2001. The Company issued Mr. Crowe a warrant to purchase 5,000 additional shares of common stock at $0.44 per share, expiring January 12, 2004 in connection with this extension. The note has been extended several more times without the issuance of additional warrants and was repaid on December 6, 2001.

          In January 17, 2001, Paul J. Crowe loaned the Company $150,000 at a rate of eight percent (8%) per year, evidenced by a promissory note with a due date of March 17, 2001. In connection with this loan the Company issued Mr. Crowe a warrant to purchase 35,000 shares of common stock at $0.88 per share, expiring January 17, 2004. This note was extended on March 23, 2001 and became due June 30, 2001. The Company issued Mr. Crowe a warrant to purchase 35,000 additional shares of common stock at $0.44 per share, expiring January 17, 2001 in connection with this extension. The note has been extended several more times without issuance of additional warrants and is currently due on March 1, 2002.

          K. Ivan F. Gothner was a director of the Company between May 2000 and October 2001. He is also the managing director of Adirondack Capital, LLC, a private merchant banking firm. In November 1999, we entered into an agreement with Adirondack Capital, LLC in connection with its role as a financial advisor to us. As compensation for services rendered by Adirondack, we agreed to pay Adirondack a monthly cash retainer of $3,000. In addition, we issued to Adirondack, or its designee, a warrant to purchase 50,000 shares of our common stock. The warrant expires on December 31, 2006 and has an exercise price of $2.00 per share. This warrant was cancelled in October 2001.

          In March 2000, Adirondack was paid $300,000 as a fee relating to the placement of the Series A Convertible Preferred Stock. In addition, Adirondack, or its designee, was issued a warrant to purchase 300,000 shares of our Common Stock at a price of $3.00 per share. This warrant was cancelled in October 2001.

          On October 12, 2001, the Company entered into a Mutual General Release with Mr. Gothner and Adirondack providing for: (i) a mutual general release, except for the Company’s continued obligation to indemnify Mr. Gothner from claims or liabilities arising from his service as a director, provided such acts were within the scope of, and did not conflict with, his duties and responsibilities as a director; (ii) payment by us to Mr. Gothner of $2,340 to reimburse him for expenses; (iii) delivery of a promissory note by us to Adirondack in the principal amount of $253,050, bearing no interest, payable $14,000 per month commencing October 15, 2001; and (iv) cancellation of all Adirondack’s rights to acquire stock in the Company by way of options, warrants or otherwise. Mr. Gothner also resigned as a director of the Company effective immediately.

          On August 22, 2000, Robert Bush loaned the Company $200,000 at a rate of eight percent (8%) per year, evidenced by a subordinated note. This loan was renegotiated and under the terms of the new loan, dated October 11, 2000, it became an eight percent (8%) loan in the amount of $200,000 due on or before December 11, 2000. This loan’s due date has been extended several times. On March 23, 2001 the Company issued Mr. Bush a warrant to purchase 50,000 shares of common stock at a price of $0.44 per share, expiring August 31, 2003 in connection with one of these extensions. The note is currently due January 1, 2001.

          On October 19, 2000, Thomas G. Brown provided the Company with an eight percent (8%) loan in the amount of $100,000, which was due on or before November 30, 2000. In connection with this loan the Company issued Mr. Brown a warrant to purchase 25,000 shares of common stock at a price of $2.50 per share, expiring August 31, 2003. On March 23, 2001 this loan’s due date was extended to June 1, 2001. The Company issued an additional warrant to purchase 25,000 shares of common stock at a price of $0.44 per share, expiring August 31, 2003, to Mr. Brown in connection with this extension.

          On September 12, 2001, Mr. Brown filed suit against the Company in the Superior Court of the State of California (County of Orange) for damages for default in the repayment of this promissory note and certain other claims. On October 12, 2001, the Company entered into a General Release with Mr. Brown providing for: (i) a mutual general release, except for (a) Mr. Brown’s continued liability for acts or omissions conflicting with or outside his duties and responsibilities to the Company or otherwise constituting a breach of his fiduciary relationship with the Company and (b) the Company’s obligation to pay certain charge card accounts maintained in Mr. Brown’s name to be used for Company expenses, and to indemnify, defend and hold harmless Mr. Brown for claims or liabilities relating thereto; (ii) cancellation by Mr. Brown of the original $100,000 promissory note; (iii) delivery of a second promissory note by us to Mr. Brown in the principal amount of $100,000, bearing 8% interest, payable $10,000 per month commencing November 1, 2001; (iv) payment by us on October 8, 2001 of $27,715.10 representing a principal payment of $20,000 and accrued interest in the amount of $7,715.10; (v) payment by us of $6,194.02 for the balance due under Mr. Brown’s Consulting Agreement dated April 1, 1999; (vi) cancellation of all of Mr. Brown’s rights to acquire stock in the Company by way of options (Mr. Brown’s existing warrants remain in force); and (vii) Mr. Brown’s assignment to Neurotechnologies International, Inc. of his entire ownership interest in Neurotechnologies International, Inc. Paul Crowe is currently President and CEO of NeuroTechnologies International, Inc. Mr. Brown also resigned as a director and officer of the Company and all its affiliates, Neurotechnologies International, Inc. and all its affiliates and The London Radiosurgical Centre Ltd. and all its affiliates, effective immediately.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

          Our Common Stock currently trades on the OTC Bulletin Board, under the symbol ‘‘MBPT’’.

          From October 1999 until August 2000, our Common Stock was traded on the National Quotation Bureau, LLC “Pink Sheets”. The following table sets forth, for the two most recent fiscal years indicated, the high and low closing bid prices for our Common Stock as reported on the OTC Bulletin Board and the “Pink Sheets.” The quotation for the Common Stock traded on the OTC Bulletin Board and the “Pink Sheets” may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Mobile Pet Systems, Inc.	High	Low
Fiscal Year 1999
First Quarter (7/1/99-9/30/99)	5.000	2.500
Second Quarter (10/1/99-12/31/99)	2.625	1.550
Third Quarter (1/1/00-3/31/00)	6.500	1.625
Fourth Quarter (4/1/00-6/30/00)	4.250	2.187

Fiscal Year 2000
First Quarter (7/1/00-9/30/00)	3.750	2.00
Second Quarter (10/1/00-12/31/00)	3.125	0.750
Third Quarter (1/1/01-3/31/01)	1.093	0.437
Fourth Quarter (4/1/01-6/30/01)	1.0625	0.420

Fiscal Year 2001
First Quarter (7/1/01-9/30/01)	0.880	0.350

          As of November 15, 2001, our common shares were held by 289 shareholders of record, not including the holders that have their shares held in a depository trust in “street name”. The transfer agent of our common stock is OTC Corporate Transfer Service Co., P.O. Box 591, Hicksville, NY 11802.

          Pursuant to NASD Rule 6530, our common stock was delisted from the OTC Bulletin Board on October 19, 1999 because on that date, we had not satisfied the requirements to become an issuer required to make current filings pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act). We were relisted on the OTC Bulletin Board in August 2000 when we met these requirements.

Dividend Policy

          We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings for use in the operation and expansion of the business and do not anticipate paying any cash dividends in the foreseeable future. The ability of the Company to pay dividends may also be affected by various provisions of Delaware law, which establish certain financial requirements that may limit the ability of the Company to declare and pay dividends.

EXECUTIVE COMPENSATION

          Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. Our compensation philosophy is based on a base salary, with opportunity for significant bonuses to reward outstanding performance, and a stock option program.

Executive Officer Compensation

          The following table sets forth compensation information for services rendered to the Company by certain executive officers and others in all capacities during each of the prior two years. Other then as set forth below, no executive officer’s or other employee’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, draws, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
(a) Name and Principal Position as of 6/30/01	(b) Year Ending	(c) Salary ($)	(d) Bonus($)	(e) Other Annual Compensation($)	(f) Securities Underlying Options(#)		(g) All Other Compensation($) (1)
Paul J Crowe	06/30/2001	200,000			0		3,000.00
Chief Executive Officer	06/30/2000	179,167.00	25,000.00	7,200.00	400,000
	06/30/1999	100,000.00		1,800.00	100,000

Thomas G. Brown	06/30/2001	112,500.00			0
Chief Financial Officer(2)	06/30/2000	110,000.00			3,000,000	(3)
	06/30/1999	15,000.00			350,000	(3)

Anthony Turnbull	06/30/2001	30,769.28			30,000
Vice President—Finance

Edmund Yochum	06/30/2001	130,000.00	14,618.59	35,381.41	370,000		3,600.00
Vice President—Business Development	06/30/2000	53,884.59			100,000		3,600.00

Steve Vandecar	06/30/2001	117,269.59			150,000		2,450.00
Vice President—Operations	06/30/2000	26,923.05			100,000		1,400.00

James Corlett	06/30/2001	127,019.21			400,000		3,600.00
Vice President—	06/30/2000	84,282.05		3,000.00	300,000		7,800.00
Administration(4)	06/30/1999	17,708.35		3,000.00	300,000

(1)	“All Other Compensation” consists of auto allowances for Paul Crowe, Edmund Yochum, Steve Vandecar and James Corlett. These auto allowances ceased in December 2000.
(2)	Mr. Brown ceased to act as Chief Financial Officer upon expiration of his consulting agreement with the Company in April 2001.
(3)	Cancelled October 2001.
(4)
On or about October 15, 2001, Mr. Corlett ceased acting as Vice President—Administration, and became Senior Vice President— Business Development of Molecular Imaging Corp., a wholly owned subsidiary of the Company.

          The following table sets forth the options granted, if any, to the persons named in the “Summary Compensation Table” during the Company’s fiscal year ended June 30, 2001.

LIST OF STOCK OPTIONS ISSUED TO DIRECTORS & OFFICERS
JULY 1, 2000 THROUGH JUNE 30, 2001

(a) Name and Job Title as of 6/30/01	(b) Number of Securities Underlying Options Granted		(c) % of Total Options Granted to Employees in Fiscal Year(5)	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date
Anthony Turnbull	30,000	(1)	2.17%	0.562	2/28/05
Vice President—Finance

Edmund Yochum	100,000	(2)	7.23%	2.00	5/23/04
Vice President—Business Development	150,000	(3)	10.85%	0.875	1/14/05
	20,000	(4)	1.45%	1.031	1/18/04

Steve Vandecar	50,000	(4)	3.62%	2.37%	11/19/04
Vice President—Operations(6)	100,000	(4)	7.23%	0.562	02/28/04

James Corlett	100,000	(4)	7.23%	2.500	08/10/04
Vice President—Administration(7)

Total	550,000		39.79%

(1)	Vesting 25% on 3/1/02 and the balance in 36 equal monthly installments thereafter.
(2)	All vested.
(3)	Vested 25% on 1/15/02 and the balance in 36 equal monthly installments thereafter.
(4)	Vesting 1/3 each year.
(5)	Based on options to purchase 1,382,250 common shares granted during year.
(6)
Although Mr. Vandecar served as Vice President—Operations during the fiscal year ending June 30, 2001, he was not an officer or employee of the Company as of June 30, 2001. Mr. Vandecar subsequently rejoined the Company in a new position prior to his previously granted options lapsing.

(7)
On or about October 15, 2001, Mr. Corlett ceased acting as Vice President—Administration, and became Senior Vice President— Business Development of Molecular Imaging Corp., a wholly owned subsidiary of the Company.

          The following table sets forth information concerning the value of all exercisable and unexercisable options held by each person named in the “Summary Compensation Table” as of the Company’s fiscal year ended June 30, 2001. Based on a closing price of $0.43 for the Company’s common shares as of June 30, 2001, none of the listed persons held In-The-Money options. None of the listed persons held In-The-Money options as of December 26, 2001 based on a closing price of $0.72. None of the listed persons exercised any options during the fiscal year ending June 30, 2001, and none have exercised any options since that time through December 26, 2001.

FISCAL YEAR-END OPTION VALUES
AS OF JUNE 30, 2001

	Number of Securities Underlying Unexercised Options as of June 30, 2001
Name and Job Title as of 6/30/01	Exercisable	Unexercisable
Paul Crowe	500,000	0
Chief Executive Officer

Thomas G. Brown(1)	650,000	0
Chief Financial Officer

Anthony Turnbull	0	30,000
Vice President—Finance

Edmun Yochum	206,667	163,333
Vice President—Business Development

Steve Vandecar	100,000	150,000
Vice President—Operations

James Corlett	200,000	200,000
Vice President—Administration(3)

(1)	All 650,000 options held by Mr. Brown were cancelled in October 2001.
(2)
Although Mr. Vandecar served as Vice President—Operations during the fiscal year ending June 30, 2001, he was not an officer or employee of the Company as of June 30, 2001. Mr. Vandecar subsequently rejoined the Company in a new position prior to his previously granted options lapsing.

(3)
On or about October 15, 2001, Mr. Corlett ceased acting as Vice President—Administration, and became Senior Vice President—Business Development of Molecular Imaging Corp., a wholly owned subsidiary of the Company.

          We believe that the Company will only retain executives of caliber and experience if they are offered competitive compensation packages. Because the Company cannot afford to pay high cash salaries, the granting of options is a critical component of the overall compensation paid to our officers. We believe it is uncompetitive and a disincentive to set the exercise price of options at unreasonable premiums over the market price of the shares on the date of grant. Similarly, a decline in the price of the shares over a period when both the Company’s business operations and prospects are improving, and our executives have made significant contributions, but which is not offset by a reduction in the exercise price, is, we believe, unfair to those executives. A decline in our share price results in an effective increase in the premium of the exercise price over the market price which penalizes the executives, and is potentially harmful to the Company if the executive then takes the view that their overall compensation package is becoming uncompetitive. We will continue to review the exercise prices and vesting dates of options granted to our employees and may reprice and/or change vesting dates as we deem appropriate based on the prevailing price of our shares and the Company’s business operations and prospects.

Employment and Consulting Agreements

          On January 1, 1999, we entered into a five-year Employment Agreement with Paul J. Crowe, our Chief Executive Officer. Pursuant to this Employment Agreement Mr. Crowe currently receives a salary of $200,000 per year, which beginning in the calendar year 2000 shall be increased by 10% if the average market price of our stock in December of the preceding year has increased by at least 10% above the average market price of our stock in December of the second preceding year. The Employment Agreement also provides that the Board of Directors will review and evaluate Mr. Crowe’s performance annually and consider awarding him a discretionary bonus.

          Thomas G. Brown was compensated for his service as our Chief Financial Officer under a two-year non-exclusive Consulting Agreement dated April 1, 1999. The Consulting Agreement required that Mr. Brown devote as much time to our company’s affairs as was reasonably necessary, but he was not required to spend more than two to three days per week on our premises. Under the Consulting Agreement, Mr. Brown received a one-time grant of 100,000 shares of our Common Stock and an option to purchase 250,000 additional shares of our Common Stock at an exercise price $2.50 per share. He also received a salary of $10,000 per month. The Consulting Agreement was not renewed and Mr. Brown ceased to be our Chief Financial Officer in April 2001. A settlement of litigation between the Company and Mr. Brown resulted in the cancellation of Mr. Brown’s options (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS’’ above).

          On January 6, 1999, we entered into an Employment Agreement with James Corlett, our then Vice President—Operations. Upon executing the Employment Agreement, Mr. Corlett received a signing bonus consisting of 100,000 shares of our Common Stock. The Employment Agreement also provided for a salary to Mr. Corlett of $85,000 per year, which has since been increased to $130,000 per year. In addition, Mr. Corlett received an option to purchase 300,000 shares of our Common Stock, vesting 100,000 shares at the end of each of the first three years during the term of the Employment Agreement. The exercise price of these options is $1.91 per share. Mr. Corlett was granted additional options as indicated above. Mr. Corlett ceased to be a Vice President of Mobile PET on or about October 15, 2001 and became Senior Vice President of Molecular Imaging Corp., a wholly owned subsidiary of Mobile PET.

          We entered into a Consultancy Agreement with Dr. Piers Nicholas Plowman dated September 9, 1999. The Consultancy Agreement provides that Dr. Plowman will oversee our operations in London, England. The Consultancy Agreement ends on December 31, 2000. Under the terms of the Consultancy Agreement, Dr. Plowman may receive (i) 50,000 options to purchase our shares of Common Stock at an exercise price of $3.00 per share; (ii) 25,000 options to purchase our shares of Common Stock at an exercise price of $1.00 per share; (iii) the right to subscribe for 10,000 shares of Common Stock at the trading price; (iv) the right to subscribe for up to 130,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share; and (v) a management fee equal to 5% of the net profit of our operations in England.

Director Compensation

          In April 1999, we granted each of our directors an option to purchase 100,000 shares of our Common Stock. In addition, our directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors.

Medical Advisory Board Compensation

          We compensate members of our Medical Advisory Board by granting them options to acquire our Common Stock under our 1999 Stock Option Plan. Members of the Medical Advisory Board typically receive 25,000 options to purchase our Common Stock for their first year of service and 10,000 options to purchase our Common Stock for each subsequent year of service. The exercise prices for options issued to the Medical Advisory Board range between $2.76 to $3.50 per share.

1999 Stock Option Plan

          Our 1999 Stock Option Plan (the “1999 Plan”) authorizes us to grant to our directors, employees, consultants and advisors both incentive and non-qualified stock options to purchase shares of our Common Stock. As of June 30, 2001 we have reserved 8,000,000 shares for issuance under the 1999 Plan, of which 4,880,750 shares were subject to outstanding options and 3,119,250 shares remained available for future grants. Our Board of Directors or a committee appointed by the Board (the “Plan Administrator”) administers the 1999 Plan. The Plan Administrator selects the recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the 1999 Plan are exercisable at a price determined by the Plan Administrator at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our Common Stock on the date of the grant. Options become exercisable at such times and in such installments as the Plan Administrator provides in the terms of each individual option agreement. In general, the Plan Administrator is given broad discretion to issue options and to accept a wide variety of consideration (including shares of Common Stock of the Company and promissory notes) in payment for the exercise price of options. The 1999 Plan was originally authorized by the Board of Directors and shareholders of Mobile Nevada. Our Board of Directors adopted the 1999 Plan after the acquisition of Mobile Nevada by Colony Delaware.

PENNY STOCK

          The Securities and Exchange Commission has adopted Rule 15g-9 which established the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

INDEX TO FINANCIAL STATEMENTS

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES
FINANCIAL STATEMENTS
FISCAL YEAR ENDING JUNE 30, 2001 AND 2000
AND QUARTER ENDING SEPTEMBER 30, 2001 (UNAUDITED)

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors
Mobile PET Systems, Inc.

          We have audited the consolidated balance sheets of Mobile PET Systems, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of The London PET Centre Limited, Mobile PET Leasing Limited, and Mobile PET Systems (UK) Limited, United Kingdom private limited companies, which statements reflect total assets of $2,212,989 as of June 30, 2000 and total revenues of $8,349 for the periods December 10, 1999 and December 17, 1999 to June 30, 2000, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for The London PET Centre Limited, Mobile PET Leasing Limited, and Mobile PET Systems (UK) Limited, is based solely on the reports of the other auditors.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobile PET Systems, Inc. and its subsidiaries as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

PE	TERSON & CO.

San Diego, California
August 28, 2001 (except with respect to the
     conversion of preferred stock into common
     stock as discussed in Note 5, and Note 15,
     as to which the date is December 12, 2001)

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
June 30, 2001 and 2000

	2001	2000
ASSETS
Current assets
Cash	$ 63,080	$ 521,033
Accounts receivable, net of allowance for doubtful accounts of $116,000 and $116,000 at June 30, 2001 and 2000, respectively	2,056,752	472,733
Due from London Radiosurgical Centre, Ltd	—	13,317
Due from London PET Centre, Ltd	—	—
Due from Mobile PET Leasing, Ltd	—	—
Due from Mobile PET Systems (UK), Ltd	—	—
Due from Mobile PET Systems, Inc.	—	—
Other receivables	4,315	308,163
Prepaid expenses	838,164	241,762
Deposits and other assets	481,961	1,316,964

Total current assets	3,444,272	2,873,972
Property and equipment, net	17,708,992	6,133,711
Other assets
Accrued interest receivable	10,573	42,957
Due from London Radiosurgical Centre, Ltd	238,566	421,783
Due from London PET Centre, Ltd	—	—
Subordinated equity participation	200,000	200,000
Restricted cash	344,870	329,480

Total assets	$21,947,273	$10,001,903

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$ 2,413,170	$ 638,500
Current portion of long-term debt	18,071	—
Due to London PET Centre, Ltd.	—	—
Due to Mobile PET Leasing, Ltd	—	—
Loans payable	475,000	—
Accrued and other liabilities	1,164,543	475,853
Income taxes payable	1,600	800
Other liabilities	38,703	—
Obligations under capital lease—current	3,948,383	1,026,310

Total current liabilities	8,059,470	2,141,463
Noncurrent liabilities
Obligations under capital lease	14,104,610	4,724,052
Long-term debt	81,355	—
Due to London PET Centre, Ltd.	—	—
Due to Mobile PET Systems, Inc.	—	—
Deferred revenue	—	12,714

Total liabilities	22,245,435	6,878,229
Shareholders’ equity (deficit)
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; 64 and 60 shares issued and outstanding at June 30, 2001 and 2000, respectively	3,801,421	3,000,000
Common stock; $0.0001 par value; 90,000,000 shares authorized; 25,484,086 and 14,944,658 shares issued and outstanding at June 30, 2001 and 2000, respectively	2,549	1,495
Ordinary shares; 1,000 shares issued and outstanding	—	—
Ordinary shares; 1,000 shares issued and outstanding	—	—
Ordinary shares; 1,000 shares issued and outstanding	—	—
Additional paid in capital	14,449,508	8,580,888
Accumulated deficit	(18,230,549)	(8,415,771)
Foreign currency translation adjustment	(321,091)	(42,938)

Total shareholders’ equity (deficit)	(298,162)	3,123,674

Total liabilities and shareholders’ equity (deficit)	$21,947,273	$10,001,903

The accompanying notes are an integral part of these financial statements.

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Year Ended June 30, 2001 and 2000

	2001	2000
Service revenues	$ 7,163,311	$1,122,969
Cost of service revenues	3,108,237	675,697

Gross profit	4,055,074	447,272
Expenses
General and administrative	11,660,487	6,742,283

Total expenses	11,660,487	6,742,283

Loss from operations	(7,605,413)	(6,295,011)
Other income (expense)
Interest income	32,137	89,838
Other income	(4,662)	4,163
Interest expense	(1,941,185)	(389,297)

Total other income (expense)	(1,913,710)	(295,296)

Loss before provision for income taxes	(9,519,123)	(6,590,307)
Provision for income taxes	1,600	1,600

Net loss	(9,520,723)	(6,591,907)
Preferred stock dividend	(478,525)	(1,205,647)

Net loss—available to common shareholders	$ (9,999,248)	$(7,797,554)

Loss per share—basic	$ 0.60	$ (0.56)

Loss per share—diluted	$ 0.60	$ (0.56)

The accompanying notes are an integral part of these financial statements.

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity
For the Year Ended June 30, 2001 and 2000

	Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Foreign Currency Translation Adjustment	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance—June 30, 1999	—	—	12,844,658	1,285	4,545,998	(1,823,864)	—	2,723,419
Common stock issued from subscriptions paid, net of offering costs			515,000	51	284,949			285,000
Common stock issued in private placement, net of offering costs			1,550,000	155	2,664,128			2,664,283
Common stock issued for services			35,000	4	109,371			109,375
Preferred stock issued in private placement, net of offering costs	60	3,000,000			(300,000)			2,700,000
Options issued as compensation					1,276,442			1,276,442
Net loss						(6,591,907)		(6,591,907)
Foreign currency translation adjustment							(42,938)	(42,938)

Balance—June 30, 2000	60	3,000,000	14,944,658	1,495	8,580,888	(8,415,771)	(42,938)	3,123,674
Preferred stock issued in private placement, net of offering costs	30	1,500,000			(115,000)			1,385,000
Recapitalization of preferred stock		621,456			(347,500)	(273,956)		—
Common stock issued in private placement, net of offering costs			3,735,584	374	1,868,276			1,868,650
Common stock issued through conversion of preferred stock	(26)	(1,320,035)	1,743,735	175	1,319,860			—
Common stock issued through conversion of preferred stock dividends			47,778	4	20,095	(20,099)		—
Common stock issued through conversion of debt			1,875,000	188	749,812			750,000
Common stock issued through settlement agreement			2,733,981	273	749,727			750,000
Common stock subscribed, net of offering costs					1,000,000			1,000,000
Common stock issued for services			403,350	40	201,635			201,675
Options issued as compensation					413,915			413,915
Convertible debt intrinsic beneficial conversion feature					7,800			7,800
Net loss						(9,520,723)		(9,520,723)
Foreign currency translation adjustment							(278,153)	(278,153)

Balance—June 30, 2001	64	$3,801,421	25,484,086	$2,549	$14,449,508	$(18,230,549)	$(321,091)	$(298,162)

The accompanying notes are an integral part of these financial statements.

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Year Ended June 30, 2001 and 2000

	2001	2000
Cash flows from operating activities
Net loss	$ (9,520,723)	$(6,591,907)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,353,268	490,215
Gain on sale of asset	—	(14,127)
Interest	53,807	—
Compensation for options to purchase common stock	413,915	1,276,442
Common stock issued for services	201,675	109,375
(Increase) decrease in operating assets
Accounts receivable	(1,585,446)	(472,787)
Due from London Radiosurgical Centre, Ltd.	219,634	(428,261)
Prepaid expenses	(596,403)	(223,772)
Deposits and other assets	842,814	(777,798)
Restricted cash	(15,390)	(77,108)
Accrued interest receivable	32,384	(42,957)
Increase (decrease) in operating liabilities
Accounts payable	1,780,771	557,512
Income taxes payable	800	—
Accrued and other liabilities	745,950	91,219
Deferred revenue	(12,714)	12,714

Net cash used in operating activities	(5,085,658)	(6,091,240)

Cash flows from investing activities
Capital expenditures	(326,471)	(1,165,051)
Proceeds from sale of equipment	—	552,539

Net cash used in investing activities	(326,471)	(612,512)

Cash flows from financing activities
Proceeds from loan	1,333,753	50,000
Repayment of loan	(9,327)	(50,000)
Payments on obligations under capital lease	(1,359,782)	(162,891)
Preferred stock issued	1,385,000	2,700,000
Common stock issued	3,618,650	2,949,283

Net cash provided by financing activities	4,968,294	5,486,392

Net (decrease) increase in cash	(443,835)	(1,217,360)
Effect of exchange rate changes on cash	(14,118)	(45,997)
Cash—beginning of year	521,033	1,784,390

Cash—end of year	$ 63,080	$ 521,033

SUPPLEMENTAL DISCLOSURES
Interest paid	$ 1,854,747	$ 391,664
Income taxes paid	$ —	$ 1,600
Income taxes refunded	$ —	$ 2,750
NON CASH INVESTING ACTIVITIES
Equipment under capital lease	$13,730,169	$5,946,810
NON CASH FINANCING ACTIVITIES
Preferred stock dividend—beneficial conversion feature	$ 478,525	$1,205,647
Obligations under capital lease	$13,730,169	$5,946,810
Conversion of debt to equity	$ 750,000	$ —

The accompanying notes are an integral part of these financial statements.

Note 1—The Company

          Mobile PET Systems, Inc. and subsidiaries (the “Company”) were organized to provide Positron Emission Tomography (“PET”) systems and services to hospitals and other health care providers on a mobile, shared user basis. The Company’s PET services include the provision of high technology imaging systems, technologists to operate the imaging systems, the management of day-to-day operations and educational and marketing support. The Company has operations in the United States and the United Kingdom.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

          The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash and cash equivalents.

Property, Equipment and Leasehold Improvements

          Property and equipment are recorded at cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of an asset, are capitalized; whereas, maintenance and repairs and small renewals are expensed as incurred.

Foreign Currency Translation

          The financial statements of all foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Translation adjustments are reflected as foreign currency translation adjustments in shareholders’ equity and accordingly have no effect on net loss.

Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Advertising

          Advertising costs incurred for major new campaigns are expensed in the year in which the advertising takes place. Other advertising costs are expensed when incurred. Advertising expense for the years ended June 30, 2001 and 2000 was $234,280 and $501,855, respectively.

    Income Taxes

          The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial and income tax purposes.

    Stock Option Plans

          The Company has adopted SFAS No. 123 “Accounting for Stock-Based Compensation,” which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees,” and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    Reclassifications

          Certain reclassifications have been made in the June 30, 2000 financial statements to conform to the June 30, 2001 presentation.

Note 3—Acquisitions

          Mobile PET Systems, Inc. was incorporated in the State of Nevada on December 1, 1998. On December 22, 1998, Mobile P.E.T Systems, Inc.’s shareholders exchanged all of the 7,000,000 shares of outstanding common stock for 7,000,000 shares of common stock in Colony International Incorporated, (formerly American Coin and Stamp, Inc.), incorporated in the State of Delaware on August 21, 1995 and its wholly owned subsidiary Colony International Incorporated, incorporated in the State of Nevada on April 25, 1995. This exchange of shares has been accounted for as a reverse merger, under the purchase method of accounting. Accordingly, the combination of the Mobile PET Systems, Inc. and Colony International Incorporated and subsidiary is recorded as a recapitalization of the shareholders’ equity of Mobile PET Systems, Inc., the surviving corporation and for accounting purposes the financial statements presented are those of Mobile PET Systems, Inc.

          On December 10, 1999, the Company incorporated a wholly owned subsidiary, The London PET Centre Limited, a United Kingdom private limited company. On December 17, 1999 the Company incorporated two wholly owned subsidiaries, Mobile PET Leasing Limited, a United Kingdom private limited company and Mobile PET Systems (UK) Limited, a United Kingdom private limited company.

          On March 15, 2001, the Company incorporated a wholly owned subsidiary, Radiodiagnostics Corporation, a Nevada corporation.

Note 4—Property and Equipment

          Property and equipment at June 30, 2001 and 2000 consist of the following:

	June 30,
	2001	2000
Computer equipment	$ 1,064,891	$ 597,907
Office furniture and fixtures	171,456	56,581
Office equipment	12,752	7,092
Equipment	19,277,520	5,946,810

	20,526,619	6,608,390
Less accumulated depreciation	(2,817,627)	(474,679)

	$17,708,992	$6,133,711

          Depreciation expense for the years ended June 30, 2001 and 2000 was $2,353,268 and $490,215, respectively.

Note 5—Capitalization

Preferred Stock

          On January 20, 2000, the Company authorized for issuance ten million (10,000,000) shares of preferred stock having one hundredth of a cent ($0.0001) par value per share. On March 3, 2000 the Company designated and issued sixty (60) shares 8% Cumulative Convertible Redeemable Preferred, Series A Stock (“Series A”) for cash in the amount of $2,700,000, net of acquisition fees. In addition, under this Securities Purchase Agreement the Company issued 120,000 warrants to purchase shares of common stock at an exercise price of $5 per share, which expire in March 2003. The shares of Series A Stock have no voting rights, have an original liquidation value of $50,000 per share, and accrue dividends at a rate of eight percent (8%) per annum per share on the liquidation value payable upon conversion. On May 30, 2001 the liquidation value was increased to $58,937 when the Company entered into a Settlement Agreement and Conditional Release of a lawsuit surrounding the Securities Purchase Agreement. The total liquidation value of the shares outstanding at June 30, 2001 and 2000 in the amount of $2,033,318 and $3,000,000, respectively is classified on the Company’s balance sheet as preferred stock. Cumulative preferred dividends are payable upon conversion and at June 30, 2001 there are cumulative preferred dividends in arrears in the amount of $58,137 or $1,685 per share. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Stock shall be paid the liquidation value plus all accrued dividends at that date before any payment to other shareholders. At the option of the holders, the Series A Stock and the cumulative preferred dividends in arrears are convertible into shares of common stock determined by dividing $58,937 by the conversion price of the lesser of $5 or 75% of the average of the closing bid price of common stock during the five (5) trading days immediately prior to the conversion date. If the Company fails to convert or is unable to issue shares of common stock, the holder may redeem the Series A Stock for cash in an amount equal to the fair value of the shares of common stock that would have been converted. The sixty (60) shares of Series A Stock provide an intrinsic value of beneficial conversion feature of approximately $1,206,000. During the year ended June 30, 2001, the holders converted twenty five and one half (25½) shares of Series A into 1,743,735 shares of common stock.

          On September 21, 2000, the Company designated and subsequently issued thirty (30) shares 8% Cumulative Convertible Redeemable Preferred, Series B Stock (“Series B”) for cash in the amount of $1,385,000, net of acquisition fees. In addition, under this Securities Purchase Agreement the Company issued 50,000 warrants to purchase shares of common stock at an exercise price of $3 per share and 29,851 warrants to purchase shares of common stock at an exercise price of $3 per share and 29,851 warrants to purchase shares of common stock at an exercise price of $2.5125 per share. The warrants expire on September 30, 2005. The shares of Series B Stock have no voting rights, have an original liquidation value of $50,000 per share, and accrue dividends at a rate of eight percent (8%) per annum per share on the liquidation value payable upon conversion. On May 30, 2001 the liquidation value was increased to $58,937 when the Company entered into a Settlement Agreement and Conditional Release of a lawsuit surrounding the Securities Purchase Agreement. The total liquidation value of the shares outstanding at September 30, 2001 and 2000 in the amount of $1,768,103 and $1,000,000, respectively is classified on the Company’s balance sheet as preferred stock. Cumulative preferred dividends are payable upon conversion and at September 30, 2001 there are cumulative preferred dividends in arrears in the amount of $33,808 or $1,127 per share. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series B Stock shall be paid, pari passu with holders of the Series A Stock, the liquidation value plus all accrued dividends at the date of liquidation, dissolution or winding up of the affairs before any payment to other shareholders. At the option of the holders, the Series B Stock and the cumulative preferred dividends in arrears are convertible into shares of common stock determined by dividing $58,937 by the conversion price of the lesser of $3 or 75% of the average of the closing bid price of common stock during the five (5) trading days immediately prior to the conversion date. If the Company fails to convert or is unable to issue shares of common stock, the holder may redeem the Series B Stock for cash in an amount equal to the fair value of the shares of common stock that would have been converted. The thirty (30) shares of Series B Stock issued provide an intrinsic value of beneficial conversion feature of approximately $414,580.

Common Stock

          The Company has authorized for issuance ninety million (90,000,000) shares of common stock, having one hundredth of a cent ($0.0001) par value per share. On December 1, 1998 (date of recommencement) the Company had 10,328,395 shares of common stock issued and outstanding. Prior to December 22, 1998 the Company authorized a 50 to 1 reverse stock split, leaving 206,759 shares (after adjustment for fractional shares). Immediately after the reverse stock split the Company issued 3,937,899 shares for cash in the amount of $98,447. On December 22, 1998 the Company acquired Mobile PET Systems, Inc. in a non-cash, stock for stock transaction by issuing 7,000,000 shares of the Company’s stock in exchange for 7,000,000 shares of Mobile PET Systems, Inc. common stock and subsequently changing its name to Mobile PET Systems, Inc. On February 5, 1999 and May 12, 1999 the Company issued common stock in non-cash transactions as follows: 200,000 shares in connection with employment valued at $250,000. During the period January 21, 1999 to June 30, 2000 the Company issued additional shares of common stock in cash transactions: 1,500,000 shares from the exercise of stock options for cash in the amount of $1,800,000, and 2,065,000 shares for cash in the amount of $4,521,283. On May 12, 2000 the Company issued 35,000 shares of common stock in a non-cash transaction in connection with services valued at $109,375.

          During the year ended June 30, 2001 the Company issued shares of common stock in cash transactions: 3,735,584 shares for cash in the amount of $1,868,650; and 2,733,981 shares for cash in the amount of $750,000 according to the terms of a settlement agreement between the Company and holders of the Series A and Series B Stock. Also during the year ended June 30, 2001 the Company issued shares of common stock in non-cash transactions: 1,743,735 shares through the conversion of Series A Stock valued at $1,320,035; 47,778 shares through the conversion of Series A Stock dividends in arrears valued at $20,099; 1,875,000 shares through the conversion of debt valued at $750,000; and 403,350 shares for legal services valued at $201,675.

          At June 30, 2001 the Company has a paid subscription to issue 2,600,000 shares of common stock in the amount of $1,000,000.

Stock Options

          The Company’s Board of Directors and shareholders adopted the 1999 Stock Option Plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 8,000,000 shares of common stock may be granted to employees, directors and consultants. Stock options expire on June 30, 2002, with some options extending to 2005 and vesting over service periods that range from zero to four years.

          As of June 30, 2001, the Company has granted options to purchase 5,050,750 shares of common stock as follows:

	Exercise Price	Number of Shares	Vested Shares
Outstanding, June 30, 1999	$1.90–$4.46	1,735,000	975,000
Granted	$ 1.00–$4.63	4,252,986	2,619,000
Exercised		—	—
Cancelled		—	—

Outstanding, June 30, 2000	$ 1.00–$4.63	5,987,986	3,594,000
Granted	$ .45–$3.75	1,187,250	1,140,003
Exercised		—	—
Cancelled	$ 1.70–$3.75	(2,124,486)	(1,277,000)

Outstanding, June 30, 2001		5,050,750	3,457,003

          The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which no compensation cost for stock options is recognized for the stock option awards granted at or above fair market value. However, during the years ended June 30, 2001 and 2000 the Company recognized compensation expense using the intrinsic value method of $413,915 and $1,276,442, respectively.

          Had compensation expense for the Company’s 1999 Stock Option Plan been determined based upon fair values at the grant dates for awards under the plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below. Additional stock option awards are anticipated in future years.

	June 30
	2001	2000
Net loss
As reported	(9,520,723)	(6,591,907)
Pro forma	(10,440,651)	(8,134,981)
Net loss—available to common shareholders
As reported	$ (9,999,248)	$(7,797,554)
Pro forma	(10,919,176)	(9,340,628)
Loss per share
As reported	$(.60)	$(0.56)
Pro forma	(.65)	(0.67)

Warrants

          At June 30, 2001 warrants were outstanding for 4,115,352 common stock at exercise prices between $0.35 to $5.00 per share and the average of the last reported sale price of the common stock for the five trading days preceding the issue date. These warrants expire between March 2002 and February 2009.

Note 6—Related Party Transactions

Subordinated Equity Participation

          During the year ended June 30, 2001, the Company entered into a Memorandum of Agreement and retroactive to June 1, 1999 restructured an 8% interest in a subordinated equity participation in London Radiosurgical Centre Ltd (“LRC”), a foreign corporation with a common shareholder, officer and director. The market value of the subordinated equity participation is not readily determinable, and is recorded at cost in the amount of $200,000, which management believes approximates fair value. The original agreement provided for distributions of cash, if any, including interest at a rate of 15% per annum, up to the amount of the investment plus accrued interest, after which the Company was to receive its proportionate share of 60% of net distributable income. According to the terms of the participation agreement, net income available for distribution is equal to net income less equipment financing payments, operating expenses, reserve capital and taxes.

          The Memorandum of Agreement provides for a distribution to the Company of 8.42% of LRC’s net distributable cash flow, until a total of $210,573 has been distributed and then the distribution of 5.05% of net distributable cash flow, subject to future dilution. The Memorandum of Agreement stopped the accrual of interest at June 1, 1999. At the date of the Memorandum of Agreement, the Company canceled $47,447 of accrued interest from the original investment and at June 30, 2001 and 2000 accrued interest on the investment was $10,573 and $42,957, respectively. The related shareholder, officer and director personally guarantee the investment.

Due from London Radiosurgical Centre, Ltd

          LRC provides office space and administrative expense, under normal commercial terms to The London PET Centre Limited. The London PET Centre Limited made cash payments of approximately $228,637 and $342,029 to LRC and office space and administrative expense was approximately $240,791 and $526,092 during the years ended June 30, 2001 and 2000, respectively. During the year ended June 30, 2001 and 2000, the Company advanced without interest $500 and $391,812, respectively to LRC for working capital during LRC’s start up period. The advances are covered by a continuing corporate and personal guarantee. There is a balance due from London Radiosurgical Centre, Ltd in the amount of $238,566 and $435,100 at June 31, 2001 and 2000, respectively.

Loans

          In December 1999, the Company received a non-interest bearing bridge loan from a shareholder in the amount of $50,000. The balance was repaid in April 2000.

          On August 23, 2000, the Company received an eight percent (8%) bridge loan from a director and shareholder in the amount of $200,000, with an original due date of October 11, 2000. The loan’s due date has been extended several times and is currently extended to October 1, 2001. At June 30, 2001 and 2000, there is a balance of accrued interest in the amount of $13,589 and $9,600, respectively.

          On October 24, 2000, the Company received an eight percent (8%) bridge loan from an officer, director and shareholder in the amount of $100,000, which was due on or before November 30, 2000. This loan’s due date has been extended to June 1, 2001, and is currently past due. At June 30, 2001, there is a balance of accrued interest in the amount of $5,458.

          On January 12, 2001, the Company received an eight percent (8%) bridge loan from an officer, director and shareholder in the amount of $25,000, with an original due date of March 12, 2001. The note has been extended several times and is currently extended to October 1, 2001. At June 30, 2001, there is a balance of accrued interest in the amount of $926.

          On January 17, 2001, the Company received an eight percent (8%) bridge loan from an officer, director and shareholder in the amount of $150,000, with an original due date of March 12, 2001. The note has been extended several times and is currently extended to October 1, 2001. At June 30, 2001, there is a balance of accrued interest in the amount of $5,391.

          On February 5, 2001, the Company received an eight and one-half percent (8.5%) bridge loan from a shareholder in the amount of $500,000. At the option of the holder, the principal and accrued interest was convertible into shares of common stock at a conversion price of $1 per share. The loan had a beneficial conversion feature in the amount of $7,800, which was recorded as debt discount and amortized as interest expense through the date the option expired. On March 20, 2001, the Company received an additional bridge loan in the amount of $250,000, cancelled the note dated February 5, 2001 in the amount of $500,000, and issued a new convertible ten percent (10%) note in the amount of $750,000. At the option of the holder, the principal and accrued interest is convertible into shares of common stock at a conversion price of $.40 per share. The new loan did not have a beneficial conversion feature. On June 14, 2001, the holder converted the loan into 1,875,000 shares of common stock.

Note 7—Securities Purchase Agreement

          On March 3, 2000, the Company entered into a Securities Purchase Agreement. As part of the Agreement, the Company issued 60 shares of 8% Cumulative Convertible Redeemable Preferred, Series A Stock for cash in the amount of $2,700,000, net of acquisition fees and 120,000 warrants to purchase shares of common stock at an exercise price of $5.00 per share, which expire in March 2003. The buyer of the preferred stock agreed to purchase shares of common stock of the Company in tranches, for an aggregate purchase price of up to $10,000,000, at a price equal to eighty five percent (85%) of the average closing bid price five (5) consecutive days immediately prior to the Company providing a tranche notice to the buyer. During the year ended June 30, 2001 the Company received $1,075,000, net of offering costs and issued 2,703,093 shares of common stock. There is an aggregate commitment remaining in the amount of $8,925,000 at June 30, 2001.

Note 8—Employment Agreements

          The Company has employment and compensation agreements with key officers and employees of the Company. The agreements vary in terms providing annual salaries and options to purchase shares of common stock, which may or may not be contingent upon individual or Company stock performance.

Note 9—Income Taxes

          At June 30, 2001 the Company has a net operating loss carryforwards for tax purposes of approximately $12,200,000, which expires through the year 2020. The Internal Revenue Code contains provisions, which may limit the loss carryforward available if significant changes in shareholder ownership of the Company occur.

          The components of the provision for income taxes for the years ended June 30, 2001 and 2000 are as follows:

	June 30,
	2001	2002
Current
Foreign	$ —	$ —
Federal	—	—
State	1,600	1,600

	1,600	1,600

Deferred
Foreign	—	—
Federal	—	—
State	—	—

	—	—

Provision for income taxes	$1,600	$1,600

          The components of the net deferred tax assets were as follows:

	June 30,
	2001	2000
Deferred tax assets
Non-cash compensation	$ 266,794	$ 610,782
Organization and startup costs	91,115	155,949
State tax benefit and other	441,682	274,728
Net operating loss carryforward	5,219,573	1,876,357

	6,019,164	2,917,816
Deferred tax liabilities
Depreciation	376,292	44,688

	5,642,872	2,873,128
Less valuation allowance	(5,642,872)	(2,873,128)

Net deferred tax assets	$ —	$ —

Note 10—Long Term Debt

          Long term debt at June 30, 2001 and 2000 consists of the following:
	2001	2000
Promissory Note with interest at a rate of 11% per annum, due in monthly installments of $2,343, with the first payment beginning on January 1, 2001, with a variable 5% to 1% prepayment penalty.	$99,426	$ —
Less current portion	(18,071)	—

Long term debt, net of current portion	$81,355	$ —

          The maturities of long term debt for each of the succeeding five years subsequent to June 30, 2001, are as follows:
June 30,
2002	$18,071
2003	21,162
2004	22,480
2005	25,096
2006	13,617

$99,426

Note 11—Commitments

          In July 1999, the Company purchased a mobile coach for cash in the amount of $279,390. In December 1999, the Company sold the mobile coach to a leasing company for cash in the amount of $279,390 and entered into a five-year capital lease agreement.

          In February 2000, the Company purchased a mobile coach for cash in the amount of $273,149. In March 2000, the Company sold the mobile coach to a leasing company for cash in the amount of $273,149 and entered into a five-year capital lease agreement.

          Equipment under capital lease is included in property and equipment as follows:

	June 30,
	2001	2000
Equipment	$19,676,979	$5,946,810
Less accumulated amortization	(2,556,790)	(449,428)

Net capital lease assets	$17,120,189	$5,497,382

          The Company leases office space under a non-cancelable operating lease. The office lease expires in April 2005. The Company leases certain other PET equipment under capital leases. The equipment leases expire through January 2006.

          Rent expense for the year ended June 30, 2001 and 2000 was $209,586 and $47,217, respectively.

          The following is a schedule by year of the future minimum lease payments at June 30, 2001:

June 30,	Capital Lease	Operating Leases
2002	$ 6,324,291	$ 963,614
2003	6,157,716	1,217,565
2004	6,157,716	1,191,151
2005	5,444,391	1,100,789
2006	1,858,617	879,923

	25,942,732	$5,353,042

Less amount representing interest at 12.07%	(7,889,739)

Present value of minimum lease payments (including current portion of $3,948,383)	$18,052,993

          The capital leases are secured by the Company’s assets. There is restricted cash in the amount of $344,870 reserved for these lease commitments. The chief executive officer of the Company personally guarantees one of the leases.

Note 12—Concentration of Credit Risk

          The Company maintains cash with various major financial institutions in excess of the Federal Deposit Insurance Corporation limits.

          The Company’s mobile PET scanners are purchased from two suppliers and primarily leased from three leasing companies. The Company routinely assesses the financial strength of its suppliers and its leasing companies. Management believes the concentration of credit risks are limited.

Note 13—Earnings (Loss) Per Share

          The computations of basic and diluted earnings per share from continuing operations for the year ended June 30, 2001 and 2000 were as follows:

	June 30,
	2001	2000
Loss per share—basic
Numerator:
Net loss—available to Common shareholders	$ (9,999,248)	$ (7,797,554)
Denominator:
Weighted-average shares	16,740,203	13,906,885

Loss per share—basic	$ (.60)	$ (.56)

Loss per share—diluted
Numerator:
Net loss—available to Common Shareholders	$ (9,999,248)	$ (7,797,554)
Denominator:
Weighted-average shares	16,740,203	13,906,885

Loss per share—diluted	$ (.60)	$ (.56)

          The weighted average shares listed below were not included in the computation of diluted loss per share because to do so would have been antidilutive for the year ended June 30, 2001 and 2000:

	June 30,
	2001	2000
Cumulative convertible redeemable preferred stock common stock equivalent	962,302	674,252
Stock options	4,629,014	2,769,790
Warrants	1,568,419	543,062

Note 14—Deposits and Other Assets

          Deposits and other assets consist of the following at June 30, 2001 and 2000:

	2001	2000
Equipment deposits—
Mobile PET Units	$385,580	$1,057,875
Equipment rental deposits—
other	49,000	49,000
Lease deposits	—	174,089
Other	47,381	36,000

	$481,961	$1,316,964

          Equipment deposits—Mobile PET Units are refundable upon the Company securing lease financing or may be applied to subsequent equipment orders.

Note 15—Restatement

          The June 30, 2001 financial statements have been restated, reflecting a reduction in obligations under capital lease. The reduction is the correction of an error calculating the present value of minimum lease payments. A reclassification of other liabilities has been made to offset other assets due from London Radiosurgical Centre, Ltd.

          The effect of the restatement and reclassification is as follows:

For the year ended June 30, 2001	As Previously Reported	As Reclassified and Restated
Balance sheet:
Total assets	$22,131,698	$21,947,273
Total liabilities	$22,723,419	$22,245,435
Total shareholders’ deficit	$ (591,721)	$ (298,162)
Statement of operations:
Net loss	$ (9,815,016)	$ (9,520,723)
Net loss—available to common shareholders	$(10,293,541)	$ (9,999,248)
Loss per share—basic	$ (0.61)	$ (0.60)
Loss per share—diluted	$ (0.61)	$ (0.60)

Note 16—Subsequent Events

Warrants

          In July 2001 warrants were issued to a shareholder of the Company to purchase 1,142,857 shares of common stock at an exercise price of $.35 per share. These warrants expire in July 2003.

          In August 2001 warrants were issued to a shareholder of the Company to purchase 642,857 shares of common stock at an exercise price of $.35 per share. These warrants expire in August 2003.

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)
September 30, 2001 and 2000

	2001	2000
ASSETS
Current assets
Cash	$ 19,018	$ 178,028
Accounts receivable, net of allowance for doubtful accounts of $116,000 and $129,320 at September 30, 2001 and 2000, respectively	2,341,267	567,535
Stock subscriptions receivable	—	547,500
Other receivables	2,415	34,876
Prepaid expenses	838,744	136,393
Deposits and other assets	484,511	1,344,678

Total current assets	3,685,955	2,809,010
Property and equipment, net	17,038,255	8,895,925
Other assets
Accrued interest receivable	10,573	50,520
Due from London Radiosurgical Centre, Ltd	171,137	421,783
Subordinated equity participation	200,000	200,000
Restricted cash	347,544	333,576

Total assets	$21,453,464	$12,710,814

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 2,474,617	$ 1,081,469
Current portion of long-term debt	18,576	—
Loans payable	475,000	200,000
Accrued and other liabilities	896,394	483,036
Income taxes payable	—	800
Obligations under capital lease—current	4,067,837	1,434,077

Total current liabilities	7,932,424	3,199,382
Noncurrent liabilities
Obligations under capital lease	13,209,270	7,040,803
Long-term debt	76,537	—
Other liabilities	85,050	—
Deferred revenue	—	12,008

Total liabilities	21,303,281	10,252,193
Shareholders’ equity
Preferred stock; 10,000,000 shares authorized: Preferred stock; Series A; 34 and 60 shares issued and outstanding at September 30, 2001 and 2000, respectively	2,033,318	3,000,000
Preferred stock; Series B; 30 and 20 shares issued and outstanding at September 30, 2001 and 2000, respectively	1,768,103	1,000,000
Common stock; $0.0001 par value; 90,000,000 shares authorized; 32,624,338 and 14,944,658 shares issued and outstanding at September 30, 2001 and 2000, respectively	3,263	1,495
Additional paid in capital	16,022,045	9,105,719
Accumulated deficit	(19,342,803)	(10,678,798)
Foreign currency translation adjustment	(333,743)	30,205

Total shareholders’ equity	150,183	2,458,621

Total liabilities and shareholders’ equity	$21,453,464	$12,710,814

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(Unaudited)
For the Three Months Ended September 30, 2001 and 2000

	2001	2000
Service revenues	$3,680,725	$ 840,981
Cost of service revenues	2,094,932	612,753

Gross profit	1,585,793	228,228
Expenses
Selling and marketing	942,984	1,225,664
General and administrative	1,160,491	1,027,058

Total expenses	2,103,475	2,252,722

Loss from operations	(517,683)	(2,024,494)
Other income (expense)
Interest income	2,601	13,277
Other income (expense)	72	(7,252)
Interest expense	(594,988)	(244,558)

Total other income (expense)	(592,315)	(238,533)

Loss before provision for income taxes	(1,109,998)	(2,263,027)
Provision for income taxes	2,256	—

Net loss	(1,112,254)	(2,263,027)
Preferred stock dividend	(76,654)	(276,387)

Net loss—available to common shareholders	$(1,188,908)	$(2,539,414)

Loss per share—basic	$ (0.04)	$ (0.18)

Loss per share—diluted	$ (0.04)	$ (0.18)

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Statements of Changes in Shareholders’ Equity
(Unaudited)
For the Three Months Ended September 30, 2001 and 2000

	Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Foreign Currency Translation Adjustment	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance—June 30, 2000	60	$3,000,000	14,944,658	$1,495	$ 8,580,888	$ (8,415,771)	$ (42,938)	$3,123,674
Preferred stock issued in private placement net of offering costs	20	1,000,000			(115,000)			885,000
Stock subscribed, net of offering costs					547,500			547,500
Options issued as compensation					92,331			92,331
Net loss—July 1, 2000 to September 30, 2000						(2,263,027)		(2,263,027)
Foreign currency translation adjustment							73,143	73,143

Balance—September 30, 2000	80	4,000,000	14,944,658	1,495	9,105,719	(10,678,798)	30,205	2,458,621
Preferred stock issued in private placement net of offering costs	10	500,000			—			500,000
Recapitalization of preferred stock		621,456			(347,500)	(273,956)		—
Common stock issued in private placement net of offering costs			3,735,584	374	1,320,776			1,321,150
Common stock issued through conversion of preferred stock	(26)	(1,320,035)	1,743,735	175	1,319,860			—
Common stock issued through conversion of preferred stock dividends			47,778	4	20,095	(20,099)		—
Common stock issued through conversion of debt			1,875,000	188	749,812			750,000
Common stock issued through settlement agreement			2,733,981	273	749,727			750,000
Common stock subscribed, net of offering costs					1,000,000			1,000,000
Common stock issued for services			403,350	40	201,635			201,675
Options issued as compensation					321,584			321,584
Convertible debt intrinsic beneficial conversion feature					7,800			7,800
Net loss—October 1, 2000 to June 30, 2001						(7,257,696)		(7,257,696)
Foreign currency translation adjustment							(351,296)	(351,296)

Balance—June 30, 2001	64	3,801,421	25,484,086	2,549	14,449,508	(18,230,549)	(321,091)	(298,162)
Common stock issued in private placement net of offering costs			2,600,000	260	(260)			—
Common stock subscribed, net of offering costs			4,014,285	401	1,404,599			1,405,000
Common stock issued as finders fee			100,000	10	(10)			—
Common stock issued for compensation			100,000	10	42,990			43,000
Common stock issued for services			325,967	33	125,218			125,251
Net loss—July 1, 2001 to September 30, 2001						(1,112,254)		(1,112,254)
Foreign currency translation adjustment							(12,652)	(12,652)

Balance—September 30, 2001	64	$3,801,421	32,624,338	$3,263	$16,022,045	$(19,342,803)	$(333,743)	$ 150,183

MOBILE PET SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)
For the Three Months Ended September 30, 2001 and 2000

	2001	2000
Cash flows from operating activities
Net loss	$(1,112,254)	$(2,263,027)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	774,267	279,098
Common stock issued for compensation	43,000	92,331
Common stock issued for services	125,251	—
(Increase) decrease in operating assets
Accounts receivable	(284,515)	(94,802)
Due from London Radiosurgical Centre, Ltd.	251,262	13,317
Prepaid expenses	(695)	105,369
Deposits and other assets	58	237,304
Restricted cash	(2,674)	(4,096)
Increase (decrease) in operating liabilities
Accounts payable	61,447	439,200
Income taxes payable	(1,600)
Accrued and other liabilities	(405,493)	10,952

Net cash used in operating activities	(551,946)	(1,184,354)

Cash flows from investing activities
Capital expenditures	(24,130)	(100,576)

Net cash used in investing activities	(24,130)	(100,576)

Cash flows from financing activities
Proceeds from loan	—	200,000
Repayment of loan	(4,313)	—
Payments on obligations under capital lease	(775,886)	(216,218)
Preferred stock issued	—	885,000
Common stock issued	1,405,000	—

Net cash provided by financing activities	624,801	868,782
Effect of exchange rate changes on cash	(92,787)	73,143

Net decrease in cash	(44,062)	(343,005)
Cash—beginning of period	63,080	521,033

Cash—end of period	$ 19,018	$ 178,028

SUPPLEMENTAL DISCLOSURES
Interest paid	$ 588,939	$ 202,619

Income taxes paid	$ —	$ —

NON CASH INVESTING ACTIVITIES
Equipment under capital lease	$ —	$2,992,758

NON CASH FINANCING ACTIVITIES
Preferred stock dividend—beneficial conversion feature	$ —	$ 276,387

Obligations under capital lease	$ —	$2,992,758

Note 1—The Company

          Mobile PET Systems, Inc. and subsidiaries (the “Company”) were organized to provide Positron Emission Tomography (“PET”) systems and services to hospitals and other health care providers on a mobile, shared user basis. The Company’s PET services include the provision of high technology imaging systems, technologists to operate the imaging systems, the management of day-to-day operations and educational and marketing support. The Company has operations in the United States and the United Kingdom.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Unaudited Financial Statements

          The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Cash and Cash Equivalents

          The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash and cash equivalents.

Property and Equipment

          Property and equipment are recorded at cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of an asset, are capitalized; whereas, maintenance and repairs and small renewals are expensed as incurred.

Foreign Currency Translation

          The financial statements of all foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Translation adjustments are reflected as foreign currency translation adjustments in shareholders’ equity and accordingly have no effect on net loss.

Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Advertising

          Advertising costs incurred for major new campaigns are expensed in the year in which the advertising takes place. Other advertising costs are expensed when incurred. Advertising expense for the three months ended September 30, 2001 and 2000 was $35,272 and $84,129, respectively.

Income Taxes

          The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future periods based on the reporting of certain costs in different periods for financial and income tax purposes.

Stock Option Plans

          The Company has adopted SFAS No. 123 “Accounting for Stock-Based Compensation,” which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees,” and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Reclassifications

          Certain reclassifications have been made in the September 30, 2001 financial statements, as originally reported and the September 30, 2000 financial statements to conform to the September 30, 2001 presentation.

Note 3—Acquisitions

          Mobile PET Systems, Inc. was incorporated in the State of Nevada on December 1, 1998. On December 22, 1998, Mobile P.E.T Systems, Inc.’s shareholders exchanged all of the 7,000,000 shares of outstanding common stock for 7,000,000 shares of common stock in Colony International Incorporated, (formerly American Coin and Stamp, Inc.), incorporated in the State of Delaware on August 21, 1995 and its wholly owned subsidiary Colony International Incorporated, incorporated in the State of Nevada on April 25, 1995. This exchange of shares has been accounted for as a reverse merger, under the purchase method of accounting. Accordingly, the combination of the Mobile PET Systems, Inc. and Colony International Incorporated and subsidiary is recorded as a recapitalization of the shareholders’ equity of Mobile PET Systems, Inc., the surviving corporation and for accounting purposes the financial statements presented are those of Mobile PET Systems, Inc.

          On December 10, 1999, the Company incorporated a wholly owned subsidiary, The London PET Centre Limited, a United Kingdom private limited company. On December 17, 1999 the Company incorporated two wholly owned subsidiaries, Mobile PET Leasing Limited, a United Kingdom private limited company and Mobile PET Systems (UK) Limited, a United Kingdom private limited company. Mobile PET Systems (UK) Limited is currently inactive.

          On March 15, 2001, the Company incorporated a wholly owned subsidiary, Radiodiagnostics Corporation, a Nevada corporation. Radiodiagnostics Corporation is currently inactive.

Note 4—Property and Equipment

          Property and equipment at September 30, 2001 and 2000 consist of the following:

	September 30,
	2000	2000
Leasehold improvements	$ 7,071	$ 30,389
Computer equipment	550,546	433,311
Office furniture and fixtures	135,345	28,298
Office equipment	43,064	7,092
Equipment under capital lease	19,894,612	9,145,748

	20,630,638	9,644,838
Less accumulated depreciation	(3,592,383)	(748,913)

	$17,038,255	$8,895,925

          Depreciation expense for the three months ended September 30, 2001 and 2000 was $774,267 and $279,098, respectively.

Note 5—Capitalization

Preferred Stock

          On January 20, 2000, the Company authorized for issuance ten million (10,000,000) shares of preferred stock having one hundredth of a cent ($0.0001) par value per share. On March 3, 2000 the Company designated and issued sixty (60) shares 8% Cumulative Convertible Redeemable Preferred, Series A Stock (“Series A”) for cash in the amount of $2,700,000, net of acquisition fees. In addition, under this Securities Purchase Agreement the Company issued 120,000 warrants to purchase shares of common stock at an exercise price of $5 per share, which expire in March 2003. The shares of Series A Stock have no voting rights, have an original liquidation value of $50,000 per share, and accrue dividends at a rate of eight percent (8%) per annum per share on the liquidation value payable upon conversion. On May 30, 2001 the liquidation value was increased to $58,937 when the Company entered into a Settlement Agreement and Conditional Release of a lawsuit surrounding the Securities Purchase Agreement. The total liquidation value of the shares outstanding at September 30, 2001 and 2000 in the amount of $2,033,318 and $3,000,000, respectively is classified on the Company’s balance sheet as preferred stock. Cumulative preferred dividends are payable upon conversion and at September 30, 2001 there are cumulative preferred dividends in arrears in the amount of $107,137 or $3,105 per share. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Stock shall be paid the liquidation value plus all accrued dividends at that date before any payment to other shareholders. At the option of the holders, the Series A Stock and the cumulative preferred dividends in arrears are convertible into shares of common stock determined by dividing $58,937 by the conversion price of the lesser of $5 or 75% of the average of the closing bid price of common stock during the five (5) trading days immediately prior to the conversion date. If the Company fails to convert or is unable to issue shares of common stock, the holder may redeem the Series A Stock for cash in an amount equal to the fair value of the shares of common stock that would have been converted. The sixty (60) shares of Series A Stock provide an intrinsic value of beneficial conversion feature of approximately $1,206,000. During the year ended June 30, 2001, the holders converted twenty-five and one half (25½) shares of Series A into 1,743,735 shares of common stock.

          On September 21, 2000, the Company designated and subsequently issued thirty (30) shares 8% Cumulative Convertible Redeemable Preferred, Series B Stock (“Series B”) for cash in the amount of $1,385,000, net of acquisition fees. In addition, under this Securities Purchase Agreement the Company issued 50,000 warrants to purchase shares of common stock at an exercise price of $3 per share and 29,851 warrants to purchase shares of common stock at an exercise price of $2.5125 per share. The warrants expire on September 30, 2005. The shares of Series B Stock have no voting rights, have an original liquidation value of $50,000 per share, and accrue dividends at a rate of eight percent (8%) per annum per share on the liquidation value payable upon conversion. On May 30, 2001 the liquidation value was increased to $58,937 when the Company entered into a Settlement Agreement and Conditional Release of a lawsuit surrounding the Securities Purchase Agreement. The total liquidation value of the shares outstanding at September 30, 2001 and 2000 in the amount of $1,768,103 and $1,000,000, respectively is classified on the Company’s balance sheet as preferred stock. Cumulative preferred dividends are payable upon conversion and at September 30, 2001 there are cumulative preferred dividends in arrears in the amount of $33,808 or $1,127 per share. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series B Stock shall be paid, pari passu with holders of the Series A Stock, the liquidation value plus all accrued dividends at the date of liquidation, dissolution or winding up of the affairs before any payment to other shareholders. At the option of the holders, the Series B Stock and the cumulative preferred dividends in arrears are convertible into shares of common stock determined by dividing $58,937 by the conversion price of the lesser of $3 or 75% of the average of the closing bid price of common stock during the five (5) trading days immediately prior to the conversion date. If the Company fails to convert or is unable to issue shares of common stock, the holder may redeem the Series B Stock for cash in an amount equal to the fair value of the shares of common stock that would have been converted. The thirty (30) shares of Series B Stock issued provide an intrinsic value of beneficial conversion feature of approximately $414,580.

Common Stock

          The Company has authorized for issuance ninety million (90,000,000) shares of common stock, having one hundredth of a cent ($0.0001) par value per share. On December 1, 1998 (date of recommencement) the Company had 10,328,395 shares of common stock issued and outstanding. Prior to December 22, 1998 the Company authorized a 50 to 1 reverse stock split, leaving 206,759 shares (after adjustment for fractional shares). Immediately after the reverse stock split the Company issued 3,937,899 shares for cash in the amount of $98,447. On December 22, 1998 the Company acquired Mobile PET Systems, Inc. in a non-cash, stock for stock transaction by issuing 7,000,000 shares of the Company’s stock in exchange for 7,000,000 shares of Mobile PET Systems, Inc. common stock and subsequently changing its name to Mobile PET Systems, Inc. On February 5, 1999 and May 12, 1999 the Company issued common stock in non-cash transactions as follows: 200,000 shares in connection with employment valued at $250,000. During the period January 21, 1999 to September 30, 2000 the Company issued additional shares of common stock in cash transactions: 1,500,000 shares from the exercise of stock options for cash in the amount of $1,800,000, and 2,065,000 shares for cash in the amount of $4,521,283. On May 12, 2000 the Company issued 35,000 shares of common stock in a non-cash transaction in connection with services valued at $109,375.

          During the year ended June 30, 2001 the Company issued shares of common stock in cash transactions: 3,735,584 shares for cash in the amount of $1,868,650; and 2,733,981 shares for cash in the amount of $750,000 according to the terms of a settlement agreement between the Company and holders of the Series A and Series B Stock. Also during the year ended June 30, 2001 the Company issued shares of common stock in non-cash transactions: 1,743,735 shares through the conversion of Series A Stock valued at $1,320,035; 47,778 shares through the conversion of Series A Stock dividends in arrears valued at $20,099; 1,875,000 shares through the conversion of debt valued at $750,000; and 403,350 shares for legal services valued at $201,675.

          During the three months ended September 30, 2001 the Company issued shares of common stock in cash transactions: 2,600,000 shares from paid subscriptions at June 30, 2001 in the amount of $1,000,000; and

4,014,285 shares for cash in the amount of $1,405,000. Also during the three months ended September 30, 2001 the Company issued shares of common stock in non-cash transactions: 100,000 shares as a finders fee; 100,000 shares as compensation valued at $43,000; and 325,967 shares for services valued at $125,251.

Stock Options

          The Company’s Board of Directors and shareholders adopted the 1999 Stock Option Plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 8,000,000 shares of common stock may be granted to employees, directors and consultants. Stock options generally expire on June 30, 2002, with some options extending to 2005 and vesting over service periods that range from zero to four years.

          As of September 30, 2001, the Company has granted options to purchase 5,740,750 shares of common stock as follows:

	Exercise Price	Number of Shares	Vested Shares
Outstanding,
June 30, 1999	$1.90—$4.46	1,735,000	975,000
Granted	$1.00—$4.63	4,252,986	2,619,000
Exercised		—	—
Cancelled		—	—

Outstanding,
June 30, 2000	$1.00—$4.63	5,987,986	3,594,000
Granted	$ .45—$3.75	1,187,250	1,140,003
Exercised		—	—
Cancelled	$1.70—$3.75	(2,124,486)	(1,277,000)

Outstanding,
June 30, 2000	$ .45—$4.63	5,050,750	3,457,003
Granted	$ .43—$2.76	1,632,500	1,143,916
Exercised		—	—
Cancelled	$1.00—$3.25	(942,500)	(939,167)

Outstanding,
September 30, 2001	$ .43—$4.63	5,740,750	3,661,752

          The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which no compensation cost for stock options is recognized for the stock option awards granted at or above fair market value. However, during the three months ended September 30, 2001 and 2000 the Company recognized compensation expense using the intrinsic value method of $0 and $92,331, respectively.

Warrants

          At September 30, 2001 warrants were outstanding to purchase 5,417,644 common stock at exercise prices between $0.35 to $5.00 per share, and at the average of the last reported sale price of the common stock for the five trading days preceding the issue date. These warrants expire between March 2002 and February 2009.

Note 6—Related Party Transactions

Subordinated Equity Participation

          During the year ended June 30, 2001, the Company entered into a Memorandum of Agreement and retroactive to June 1, 1999 restructured an 8% interest in a subordinated equity participation in London Radiosurgical Centre Ltd (“LRC”), a foreign corporation with a common shareholder, officer and director. The market value of the subordinated equity participation is not readily determinable, and is recorded at cost in the amount of $200,000, which management believes approximates fair value. The original agreement provided for distributions of cash, if any, including interest at a rate of 15% per annum, up to the amount of the investment plus accrued interest, after which the Company was to receive its proportionate share of 60% of net distributable income. According to the terms of the participation agreement, net income available for distribution is equal to net income less equipment financing payments, operating expenses, reserve capital and taxes.

          The Memorandum of Agreement provides for a distribution to the Company of 8.42% of LRC’s net distributable cash flow, until a total of $210,573 has been distributed and then the distribution of 5.05% of net distributable cash flow, subject to future dilution. The Memorandum of Agreement stopped the accrual of interest at June 1, 1999. At the date of the Memorandum of Agreement, the Company canceled $47,447 of accrued interest from the original investment and at September 30, 2001 and 2000 accrued interest on the investment was $10,573 and $50,520, respectively. The related shareholder, officer and director personally guarantee the investment.

Due from London Radiosurgical Centre, Ltd

          During the three months ended September 30, 2001 and 2000, the Company advanced without interest $500 and $0, respectively to LRC for working capital during LRC’s start up period. At September 30, 2001, and 2000 the balance due from London Radiosurgical Centre, Ltd was $171,137 and $421,783, respectively. The advances are covered by a continuing corporate and personal guarantee.

Loans

          On August 23, 2000, the Company received an eight percent (8%) bridge loan from a director and shareholder in the amount of $200,000, with an original due date of October 11, 2000. The loan’s due date has been extended several times and is currently extended to October 1, 2001. At September 30, 2001 and 2000, there is a balance of accrued interest in the amount of $17,622 and $0, respectively.

          On October 24 2000, the Company received an eight percent (8%) bridge loan from an officer, director and shareholder in the amount of $100,000, which was due on or before November 30, 2000. The loan was extended to June 1, 2001. In October 2000, an eight percent (8%) promissory note was issued in the amount of $100,000 in exchange for the loan. Principal, plus accrued interest is payable in installments: $20,000, plus accrued interest on October 8, 2001 and $10,000 plus accrued interest on the first day of each successive month, until paid in full. At September 30, 2001, there is a balance of accrued interest in the amount of $7,474.

          On January 12, 2001, the Company received an eight percent (8%) bridge loan from an officer, director and shareholder in the amount of $25,000, with an original due date of March 12, 2001. The note has been extended several times and is currently extended to December 1, 2001. At September 30, 2001, there is a balance of accrued interest in the amount of $926.

          On January 17, 2001, the Company received an eight percent (8%) bridge loan from an officer, director and shareholder in the amount of $150,000, with an original due date of March 12, 2001. The note has been extended several times and is currently extended to December 1, 2001. At September 30, 2001, there is a balance of accrued interest in the amount of $5,391.

Note 7—Securities Purchase Agreement

          On March 3, 2000, the Company entered into a Securities Purchase Agreement. As part of the Agreement, the Company issued 60 shares of 8% Cumulative Convertible Redeemable Preferred, Series A Stock for cash in the amount of $2,700,000, net of acquisition fees and 120,000 warrants to purchase shares of common stock at an exercise price of $5.00 per share, which expire in March 2003. The buyer of the preferred stock agreed to purchase shares of common stock of the Company in tranches, for an aggregate purchase price of up to $10,000,000, at a price equal to eighty five percent (85%) of the average closing bid price five (5) consecutive days immediately prior to the Company providing a tranche notice to the buyer. During the year ended June 30, 2001 the Company received $1,075,000, net of offering costs and issued 2,703,093 shares of common stock. There is an aggregate commitment remaining in the amount of $8,925,000 at September 30, 2001.

Note 8—Employment Agreements

          The Company has “at-will” employment and compensation agreements with key officers and employees of the Company. The agreements vary in terms providing annual salaries and options to purchase shares of common stock, which may or may not be contingent upon individual or Company stock performance.

Note 9—Long Term Debt

          Long term debt at September 30, 2001 and 2000 consists of the following:

	2001	2000
Promissory Note with interest at a rate of 11% per annum, due in monthly installments of $2,343, with the first payment beginning on January 1, 2001, with a variable 5% to 1% prepayment penalty	$95,113	$ —
Less current portion	(18,576)	—

Long term debt, net of current portion	$76,537	$ —

          The maturities of long term debt for each of the succeeding five years subsequent to September 30, 2001, are as follows:

September 30,
2002	$18,576
2003	20,726
2004	23,110
2005	25,799
2006	6,902

$95,113

Note 10—Commitments

          Equipment under capital lease is included in property and equipment as follows:

	September 30,
	2001	2000
Equipment	$19,894,612	$9,145,748
Less accumulated amortization	(3,415,225)	(525,012)

Net capital lease assets	$16,479,387	$8,620,736

          The Company leases office space under a non-cancelable operating lease. The office lease expires in
April 2005. The Company leases certain other PET equipment under capital leases. The equipment leases expire through January 2006.

          Rent expense for the three months ended September 30, 2001 and 2000 was $309,192 and $19,295, respectively.

          The following is a schedule by year of the future minimum lease payments at September 30, 2001:

September 30,	Capital Lease	Operating Leases
2002	$ 6,192,047	$122,424
2003	5,672,777	128,550
2004	5,596,403	65,844
2005	4,578,400	—
2006	660,517	—

	22,700,144	$318,968

Less amount representing interest at 12.07%	(5,423,037)

Present value of minimum lease payments (including current portion of $4,067,837)	$17,277,107

          The capital leases are secured by the Company’s assets. There is restricted cash in the amount of $347,544 reserved for these lease commitments. The chief executive officer of the Company personally guarantees one of the leases.

Note 11—Concentration of Credit Risk

          The Company maintains cash with various major financial institutions in excess of the Federal Deposit Insurance Corporation limits.

          The Company’s mobile PET scanners are purchased from three suppliers and primarily leased from three leasing companies. The Company routinely assesses the financial strength of its suppliers and its leasing companies. Management believes the concentration of credit risks are limited.

Note 12—Earnings (Loss) Per Share

          The computations of basic and diluted earnings per share from continuing operations for the three months ended September 30, 2001 and 2000 were as follows:

	September 30,
	2001	2000
Loss per share—basic
Numerator:
Net loss—available to Common shareholders	$ (1,188,908)	$ (2,539,414)
Denominator:
Weighted-average shares	29,379,306	14,115,346

Loss per share—basic	$ (.04)	$ (.18)

Loss per share—diluted
Numerator:
Net loss—available to Common shareholders	$ (1,188,908)	$ (2,539,414)
Denominator:
Weighted-average shares	29,379,306	14,115,346

Loss per share—diluted	$ (.04)	$ (.18)

          The weighted average shares listed below were not included in the computation of diluted loss per share because to do so would have been antidilutive for the three months ended September 30, 2001 and 2000:

	September 30,
	2001	2000
Cumulative convertible redeemable preferred stock common stock equivalent	760,285	356,712
Stock options	5,163,576	3,530,880
Warrants	3,709,070	779,289

Note 13—Deposits and Other Assets

          Deposits and other assets consist of the following at September 30, 2001 and 2000:

	2001	2000
Equipment deposits:
Mobile PET Units	$388,130	$1,091,375
Equipment rental deposits:
other	—	68,980
Lease deposits	96,381	159,073
Other	—	25,250

	$484,511	$1,344,678

          Equipment deposits—Mobile PET Units are refundable upon the Company securing lease financing or may be applied to subsequent equipment orders.

Note 14—Subsequent Events

          In October 2001 the Company converted $253,050 due to a director into a promissory note without interest and payable in monthly installments of $14,000 per month beginning on October 15, 2001, until paid in full.

          In October 2001 the Company issued 1,628,571 shares of common stock in a private placement for cash in the amount of $570,000.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under the Delaware General Corporation Law and our Certificate of Incorporation, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to each director’s (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) approval of any transaction from which a director derives an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

          The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our company and our shareholders (through shareholder’s derivative suits on behalf of our company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our Certificate of Incorporation provide that if the Delaware General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE	AMOUNT
SEC Registration fee	$14,262
Accounting fees and expenses	5,000	*
Legal fees and expenses	30,000	*
Printing and related expenses	10,000	*
Blue sky legal fees and expenses	1,000	*

TOTAL	$ 60,262	*

*	Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

          In the last three years we have sold the following securities without registration under the Securities Act of 1933, as amended:

          In December 1998, Colony Delaware effected a reverse split of its 10,328,395 outstanding shares on a 1:50 basis. This resulted in an outstanding share total of 206,759, after adjustments for fractional shares.

          In December 1998, Colony Delaware completed a private placement for 3,937,899 shares of common stock in reliance on Rule 504. The proceeds from this offering were $98,447.48.

          In January 1999, Colony Delaware issued 7,000,000 shares to Paul J. Crowe, Fleming & Associates and Northwest Capital Partners, LLC, the former shareholders of Mobile Nevada, in connection with Colony Delaware’s acquisition of that company, and in reliance on Section 4(2) of the Act.

          In January 1999, we entered into a Consulting Agreement with Michael Baybak and Company, Inc., a California corporation (“Baybak”). The Consulting Agreement provides that Baybak will provide major media consulting services for us. The Consulting Agreement was initially for a period of fifteen (15) months and provided for compensation in the form of an option to purchase 150,000 shares of our Common Stock at an exercise price of $2.50 per share. These options expire on January 29, 2004. In August 2000, the Consulting Agreement was extended for an additional twelve (12) month period, commencing April 29, 2000. No additional consideration was provided to Baybak in connection with the extension. The extension expired in April 2001.

          In January 1999, we issued 900,000 shares of common stock as a result of the exercise of stock options by Bonn Securities AG Ltd. and Starward Securities AG Ltd., each of which was granted options in December 1998 by Colony Delaware pursuant to Rule 504. The exercise price for the options was $1.00 per share, raising $900,000.

          In January 1999, we issued 100,000 shares of common stock as a signing bonus to Jim Corlett, an officer of the Company, in reliance on Section 4(2) of the Act.

          In April 1999, we issued to Finova Capital Corporation a warrant to purchase 180,000 shares of our common stock at an exercise price of $2.50 which expires in March 2004 in reliance on Section 4(2) of the Act.

          In May 1999, we issued 100,000 shares of common stock as a signing bonus to Thomas G. Brown, an officer of the Company, in reliance on Section 4(2) of the Act.

          In May 1999, we issued 600,000 shares of common stock as a result of the exercise of stock options by Matrix Securities Pty. Ltd., Pan American Securities Ltd., and Northwest Capital Partners, LLC, each of which was granted options in December 1998 by Colony Delaware pursuant to Section 4(2) of the Act. The exercise price for the options was $1.50 per share, raising $900,000.

          In July 1999, we completed a private placement for 515,000 shares of common stock and 51,500 warrants to purchase common stock to Bank J. Vontobel & Co. AG and Swiss American Securities, Inc. in reliance on Section 4(2) of the Act and Rule 506 of Regulation D under the Act (“Rule 506”). The proceeds from this offering were $2,060,000. These investors represented to us that they were accredited investors as defined in the Act, that they were capable of evaluating the merits and risks of this investment, and could bear the economic risk of this investment.

          In January 2000, we completed a private placement for 550,000 shares of common stock to Bank J. Vontobel & Co. AG and Swiss American Securities, Inc. in reliance on Section 4(2) of the Act and Rule 506. These investors represented to us that they were accredited investors as defined in the Act, that they were capable of evaluating the merits and risks of this investment, and could bear the economic risk of this investment.

          In March 2000, we completed a private placement for 60 shares of Series A Convertible Preferred Stock to York, LLC in reliance on Section 4(2) of the Act and Rule 506. The proceeds from this offering were $3,000,000. York, LLC represented to us that it was an accredited investor as defined in the Act and that it was able to protect its own interests in connection with its investment. The shares underlying this private placement are being registered in this registration statement.

          In March 2000, we completed a private placement of 1,000,000 shares of common stock and 200,000 warrants exercisable at $1.75 per share to purchase common stock to accredited investors, raising proceeds of $1,750,000. The warrants expire one year from the closing date. The investors in this private placement were granted registration rights with respect to the common stock purchased and the common stock underlying the warrants, on any SB-2, S-1 or S-3 registration statement filed by the Company, subject to any limitations imposed by underwriters. These registration rights were granted pursuant to the term sheet for the private placement, and we do not anticipate entering into a formal registration rights agreement with respect to these registration rights. The holders of these registration rights have agreed that their common stock and warrants will not be registered in this registration statement.

          In May 2000, we issued 35,000 shares of common stock to Continental Capital & Equity Corporation as part of a Client Services Agreement we signed with them, in reliance on Section 4(2) of the Act.

          In September 2000, we entered into a private placement for 30 shares of Series B Convertible Preferred Stock to York, LLC in reliance on Section 4(2) of the Act and Rule 506. The proceeds from this offering was $1,500,000. York represented to us that it was an accredited investor as defined in the Act and that it was able to protect its own interests in connection with its investment. The shares underlying this private placement are being registered in this registration statement.

          In October 2000 we issued 25,000 shares of common stock as a result of the exercise of previously granted stock options issued to a member of our medical advisory board in reliance on Section 4(2) of the Securities Act of 1933, as amended (Act). The exercise price was $1.90 per share, for a total of $47,500.

          In November and December, 2000 we issued 767,514 shares of common stock to York, LLC upon the conversion of Series A Preferred Shares valued at $875,000 and cumulative preferred dividends values at $20,099. This insurance was in reliance on 4(2) of the Act. The re-sale of these shares is being registered in this registration statement.

          In January, 2001 we borrowed $250,000 from Bernd Steudle pursuant to a promissory note, bearing interest at 8.5% per year. On February 5, 2001 we borrowed an additional $500,000 from Mr. Steudle, also pursuant to a promissory note, bearing interest at 8.5% per year. We issued warrants in connection with each of these notes. On March 30, 2001, we executed an agreement with Mr. Steudle to cancel the prior notes and enter into a new promissory note, in the original principal amount of $750,000, bearing interest at 8.5% per year. This agreement also cancelled the prior warrants, and resulted in the issuance of three new warrants: (i) exercisable to purchase 750,000 shares of common stock at any time before March 20, 2002 at a price of $1.00 per share; (ii) exercisable to purchase 150,000 shares of common stock at any time before March 20, 2003 at a price of $0.50 per share; and (iii) exercisable to purchase 150,000 shares of common stock at any time before January 31, 2003 at a price of $0.50 per share. On May 17, 2001 we issued 1,875,000 common shares in exchange for the cancellation of the $750,000 promissory note. These issuances were pursuant to Section 4(2) of the Act or Regulation S under the Act. The warrants were not affected by this cancellation of the promissory note.

          We issued 1,590,584 common shares to York, LLC pursuant to “tranche notices” dated September 30, 2000 and January 31, 2001 issued by us to York, LLC under the Securities Purchase Agreement between us and York, LLC in reliance on Section 4(2) of the Act under the Act. This resulted in proceeds of $1,000,000 to us. The re-sale of these shares is being registered in this registration statement.

          On February 15, 2001, we entered into a Corporate and Financial Consultant Agreement with Seraph Capital AG (“Seraph”), to provide investment relations and other services for a two (2) year term. On July 5, 2001, we issued 100,000 shares of common stock as compensation in connection with that agreement, and we are obligated to file a registration statement for such shares on a subsequent registration filing. Seraph also has the right to acquire 150,000 common shares at a price of $1.00 per share for a term of 3 years and 150,000 common shares at a price of $2.00 per share for a term of 3 years. These issuances are made in reliance on Section 4(2) of the Act. We are also obligated to pay a fee of $10,000 per month during the term of that agreement and to pay a finders fee equal to 7% of the financing proceeds received by the Company where Seraph is directly the effective cause of such financing.

          We entered into a settlement agreement of litigation between us, York, LLC and certain other parties which provided for, among other items: (i) the issuance to York, LLC of a warrant to purchase 400,000 common shares at a price of $0.70 per share, exercisable within 5 years; (ii) the delivery of 723,981 common shares pursuant to a “tranche notice” dated March 2001; (iii) payment by York, LLC to us of $570,000 as pre-funding for the purchase of common shares pursuant to tranche notices from us to York, LLC under the Securities Purchase Agreement as modified by the settlement agreement. These issuances were pursuant to Section 4(2) of the Act.

          In March 2001 we issued 388,528 shares of common stock to York, LLC upon the conversion of 3 Series A Preferred Shares valued at $150,000. This issuance was in reliance upon Section 4(2) of the Act. The re-sale of these shares is the subject of this registration statement or in compliance with Rule 144.

          On June 4, 2001 we completed a private placement for of 2,720,000 shares of common stock and 544,000 warrants to purchase common stock exercisable for a period of one year at $0.50 per share, in reliance on Section 4(2) of the Act and Regulation S under the Act. The proceeds of this offering was $1,360,000.

          On June 6, 2001 we issued 403,350 shares of common stock at a price of $0.50 per share in satisfaction of an obligation to pay $201,675 to certain legal advisors for services previously rendered to us pursuant to Section 4(2) of the Act.

          In June 2001 we issued 635,741 shares of common stock to York, LLC upon the conversion of 5 Series A Preferred Shares valued at $250,000. This issuance was in reliance upon Section 4(2) of the Act. The re-sale of these shares is the subject of this registration statement or in compliance with Rule 144.

          Between June 15 and September 5, 2001 we sold 5,714,285 shares of common stock and 2,857,143 warrants to purchase common stock exercisable for a period of 6 months at $0.35 per share, in reliance on Section 4(2) of the Act and Regulation S under the Act. The proceeds of this offering was $2,000,000.

          On August 1, 2001 we granted 100,000 shares of common stock valued at $43,000 to an existing consultant of the Company for services previously rendered to us and as an employment continuance bonus, in reliance on Section 4(2) of the Act. In addition, on the same date we issued to that consultant 150,000 fully vested options to purchase common shares at a price of $0.50 per share for a term of 3 years.

          On August 9, 2001 we issued 186,432 shares of common stock at a price of $0.35 per share in satisfaction of an obligation to pay $62,251 to a legal advisor for services previously rendered to us, in reliance on Section 4(2) of the Act.

          On August 15, 2001, we entered into a Letter Agreement with Windsor Capital Corporation (“Windsor”), to provide financial consulting services for a period of two (2) years. That agreement provides for compensation in the form of restricted stock, payable at the rate of $10,000 per month based upon the ten (10) day average price immediately prior to such payment. On September 24, 2001, we issued 139,535 shares of restricted stock valued at $60,000 to Windsor at a price of $0.43 per share in connection with that agreement, in reliance on Section 4(2) of the Act.

          On August 15, 2001, we entered into a Letter Agreement with National Media Associates to provide public relations and media services on an ongoing basis. On September 5, 2001, in connection with that agreement we issued 450,000 options to purchase common shares for a term of 5 years at a price of $0.50 per share, in reliance on Section 4(2) of the Act.

          On September 4, 2001 we sold an additional 300,000 shares of common stock and 150,000 warrants to purchase common stock exercisable for a period of two (2) years at $0.35 per share, in reliance on Section 4(2) of the Act. The proceeds of this offering was $105,000.

          On September 21, 2001, we entered into a Consulting Agreement with Dunlap & Kieft, Inc. (“Dunlap”), to provide written research coverage, security analyst, investment relations and other services for a one (1) year term. On October 9, 2001, we issued 100,000 shares of common stock as a non-refundable retainer in connection with that agreement, in reliance on Section 4(2) of the Act, and we are obligated to file a registration statement for such shares on a subsequent registration filing. We are also obligated to pay a finders fee equal to 2.5% of the gross consideration received by the Company in connection with certain financing and other transactions with, and investments made by third parties introduced by Dunlap to Company.

          On October 8, 2001, effective as of September 21, 2001, we entered into a Consulting Agreement with American Financial Communications, Inc. (AFC), to provide investment relations and other services. In connection with this agreement we are obligated to issue 2,500,000 common shares as a non-refundable retainer, subject to the terms and conditions set forth in that agreement. We are also obligated to file a registration statement for such shares no later than October 31, 2002. We are also obligated to issue 200,000 options to purchase common shares at a price of $1.00 per share for a term of 4 years, and to pay finders fees (i) equal to 2.5% of the gross funding provided by a lender or equity purchaser with no preexisting relationship with the Company and introduced by AFC, and (ii) equal to 2.0% of the gross consideration of an acquisition introduced by AFC and not having a preexisting relationship with the Company. These issuances were pursuant to 4(2) of the Act. The voting rights to the 2,500,000 common shares and the 200,000 option shares are granted to the Board of Directors during the ownership of the shares by AFC.

          Between October 5, 2001 and October 10, 2001 we sold an additional 1,628,571 shares of common stock and 814,286 warrants to purchase common stock exercisable for a period of 2 years at $0.35 per share, in reliance on Section 4(2) of the Act. We paid a finders fee of 6% in the form of warrants to purchase 25,714 shares of common stock at $0.35 per share in connection with the placement of $150,000 of the shares and warrants to clients of the bank purchasing such shares for the account of its customers. The total proceeds of this offering was $570,000.

          In November 2001 we received from York, LLC a notice of conversion of 2 Series A Preferred Shares, pursuant to which we issued 221,328 shares of common stock in December 2001, valued at $100,000. This issuance was in reliance upon Section 4(2) of the Act. The re-sale of these shares is the subject of this registration statement.

          In December 2001 we received from York LLC a notice of conversion of 1 Series A Preferred Share, calling for the issuance of 121,452 common shares, valued at $50,000. We are in the process of issuing these shares. The issuance will be in reliance upon Section 4(2) of the Act. The re-sale of these shares is the subject of this registration statement.

          Between November 5, 2001 and December 12, 2001 we sold 1,100,000 shares of common stock and warrants to purchase 300,000 shares of common stock exercisable for a period of two years at $0.50 per share, in reliance on Section 4(2) of the Act. The total proceeds we received was $550,000. We issued 36,000 shares and warrants to purchase 18,000 shares exercisable at a price of $0.50 per share for a period of two years as a finders fee (having an estimated value of $18,000) in connection with this issuance. This issuance was also in reliance on Section 4(2) of the Act.

EXHIBITS

          The following exhibits are included as part of this Post Effective Amendment No. 1 to Form SB-2. References to “the Company” in this Exhibit List mean Mobile PET Systems, Inc., a Delaware corporation.

Exhibit No.	Description	Reference

PLANS OF ACQUISITION

2.1	Acquisition Agreement with Colony International, Inc. (incorporated by reference to Exhibit 2.1 to our Form 10-SB, filed October 19, 1999).

2.2	Acquisition Agreement between American Coin and Stamp Ventures, Inc. and Colony International Incorporated (incorporated by reference to Exhibit 2.2 to our Form 10-SB, filed October 19, 1999).

ARTICLES OF INCORPORATION AND BYLAWS

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Form 10-SB, Amendment No. 2, filed March 16, 2000).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of our Form 10-SB, filed October 19, 1999).

3.3	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Form 10-SB, Amendment No. 2, filed March 16, 2000).

3.4	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 to our Form 10-KSB, for the period ending June 30, 2000, filed October 11, 2000).

INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS

4.1
Securities Purchase Agreement with York, LLC dated March 3, 2000 (incorporated by reference to Exhibit 10 to our Form 10-QSB for the period ending December 31,
     1999, Amendment No. 1, filed March 16, 2000).

4.2	Common Stock Purchase Warrant with York, LLC dated March 3, 2000 (incorporated by reference to Exhibit 4.3 to our Form SB-2, filed October 20, 2000)

4.3	Securities Purchase Agreement with York, LLC dated September 21, 2000 (incorporated by reference to Exhibit 10.30 to our Form 10-KSB, filed October 11, 2000).

4.4	Common Stock Purchase Warrant with York, LLC dated September 21, 2000 (incorporated by reference to Exhibit 10.31 to our Form 10-KSB, filed October 11, 2000).

4.5
Common Stock Purchase Warrant with York, LLC dated November 9, 2000 (filed herewith, the form of which was previously filed as Exhibit 4.5 to our Form SB-2,
     Amendment No. 1, and as Exhibit 10.31 to our Form 10-KSB, filed October 11,
     2000).

OPINION REGARDING LEGALITY

5	Luce, Forward, Hamilton & Scripps LLP Opinion and Consent (previously filed as Exhibit 5 to our Form SB-2, filed October 20, 2000).

MATERIAL CONTRACTS

10.1	Equipment Lease No. 4125 with Finova Capital Corporation; Addendum I to Equipment Lease No. 4125; Addendum Nos. One and Two to Lease Schedule No. 4125.01	(1)

10.2	Security Agreement with Finova Capital Corporation	(1)

10.3	Common Stock Purchase Warrant with Finova Capital Corporation	(1)

10.4	Continuing Personal Guaranty between Paul J. Crowe and Finova Capital Corporation	(1)

Exhibit No.	Description	Reference

10.5	Collateral Assignment of Agreements by the Company to Finova Capital Corporation	(1)

10.6	Subordination Agreement with Finova Capital Corporation	(1)

10.7	Office Space Lease Agreement between Shelter Cove Marina, Ltd./San Diego Unified Port District and the Company	(1)

10.8	Form of Positron Emission Tomography Mobile Services Agreement	(1)

10.9	Promissory Note with The London Radiosurgical Centre, Ltd.	(1)

10.10	Letter Agreement with The London Radiosurgical Centre, Ltd.	(1)

10.11	Employment Agreement with Mr. Crowe	(1)

10.12	Employment Agreement with Mr. Corlett, as amended	(1)

10.13	Consulting Agreement with Mr. Brown	(1)

10.14	Consulting Agreement with Northwest Capital Partners, LLC	(1)

10.15	Consulting Agreement with Michael Baybak and Company, Inc.	(1)

10.16	Consultancy Agreement with Dr. Piers Nicholas Plowman	(1)

10.17	1999 Stock Option Plan	(10)

10.19	Sale/Leaseback Agreements with Finova Capital Corporation — Lease Schedule No. 4125.01	(5)

10.20	Sale/Leaseback Agreements with Finova Capital Corporation—Lease Schedule No. 4125.02; Addendum No. One to Lease Schedule No. 4125.02; Bill of Sale for one Calumet Coach	(4)

10.21	Sale/Leaseback Agreements with Finova Capital Corporation—Lease Schedule No. 4125.02A; Lease Schedule No. 4125.02B; Addendum No. One to Lease Schedule No. 4125.02B	(5)

10.22	Sale/Leaseback Agreements with Finova Capital Corporation—Amendment No. One to Lease Schedule No. 4125; Lease Schedule No. 4125.03A; Amendment No. One to Lease Schedule No. 4125.03A; Lease Schedule No. 4125.03B; Amendment No. One to Lease Schedule No. 4125.03B	(6)

10.23	Sale/Leaseback Agreements with Finova Capital Corporation—Addendum No. One to Lease Schedule No. 4125.03B	(7)

10.24	Master Hire Purchase Agreement between IGE Medical Services Limited and the Company	(5)

10.25	Office Space Lease Agreement between Shelter Cove Marina, Ltd. and the Company	(7)

10.26	Sales Office Sublease between Twenty-Five-Forty, LLC and the Company	(8)

10.27	Agreements between GE Healthcare Financial Services and the Company—Master Masterline (coach); Master Leaseline (scanner)	(8)

10.28	Positron Emission Tomography Mobile Services Agreement between the Company and Salem Hospital; First and Second Amendments	(8)

10.29	PET Imaging Services Agreement with Redwood Regional Medical Group; Amendment	(8)

10.32	Form of Corporate and Personal Guaranty of Neurotechnologies International, Inc. and Paul Crowe, respectively, for the debt of London Radiosurgical Centres, Ltd. to the Company dated July 1, 2000	(8)

10.33	Strategic Partnership Agreement dated December 19, 2000 between 43 GE Medical Systems, a division of General Electric Company, and Mobile PET Systems, Inc.	(9)

Exhibit No.	Description	Reference

10.34	Consulting Agreement effective as of September 21, 2001, between Mobile PET Systems, Inc. and American Financial Communications, Inc.	(11)

21	Subsidiaries of the Registrant	(11)

23.1	Consent of Independent Accountants

(1)	Previously filed as an Exhibit to the Company’s Form 10SB filed with the Securities and Exchange Commission on October 19, 1999.
(2)	Previously filed as an Exhibit to the Company’s Form 10SB, Amendment No. 1, filed with the Securities and Exchange Commission on February 9, 2000.
(3)	Previously filed as an Exhibit to the Company’s Form 10SB, Amendment No. 2, filed with the Securities and Exchange Commission on March 16, 2000.
(4)	Previously filed as an Exhibit to the Company’s Form 10-QSB, Amendment No. 1, for the period ended December 31, 1999, filed with the Securities and Exchange Commission on March 16, 2000.
(5)	Previously filed as an Exhibit to the Company’s Form 10-QSB for the period ended March 31, 2000, filed with the Securities and Exchange Commission on May 22, 2000.
(6)	Previously filed as an Exhibit to the Company’s Form 10-QSB, Amendment No. 3, for the period ended December 31, 1999, filed with the Securities and Exchange Commission on May 31, 2000.
(7)	Previously filed as an Exhibit to the Company’s Form 10-QSB, Amendment No. 1, for the period ended March 31, 2000, filed with the Securities and Exchange Commission on May 31, 2000.
(8)	Previously filed as an Exhibit to the Company’s Form 10-KSB for the fiscal year ended June 30, 2000, filed with the SEC on October 11, 2000.
(9)	Previously filed as an Exhibit to the Company’s Form 10-QSB, for the period ended March 31, 2001, filed with the SEC on May 23, 2001.
(10)
Previously filed as an Exhibit to the Company’s Form 10SB, filed with the Securities and Exchange Commission on October 19, 1999, and subsequently amended by vote of the shareholders, held April 6, 2001, as reported on the Company’s Form 10-QSB for the period ended March 31, 2001, filed with the SEC on May 23, 2001.

(11)	Previously filed as an Exhibit to the Company’s Form 10-KSB for the fiscal year ended June 30, 2001, filed with the SEC on October 15, 2001.

UNDERTAKINGS

          The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

          (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

          (2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)  For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (5)  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on December 27, 2001.

MO	BILE PET SYSTEMS, INC.

/s/ PAUL J. CROWE
By:
Paul J. Crowe,
President

                      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ PAUL J. CROWE Paul J. Crowe	Chief Executive Officer and Director	December 27, 2001

/s/ ANTHONY TURNBULL Anthony Turnbull	Chief Financial Officer, Secretary and Director	December 27, 2001

/s/ ROBERT C. BUSH Robert C. Bush	Director	December 27, 2000